                                                                EXHIBIT 99(b)(1)


                               APPRAISAL REPORT:

                             FAIR MARKET VALUATION

                                       OF

                          CABLE TV FUND 12-BCD VENTURE

                         PALMDALE/LANCASTER, CALIFORNIA

                            As of December 31, 1997



                                 Prepared for:

                             JONES INTERCABLE, INC.
                              Englewood, Colorado



                                  Prepared by:

                      STRATEGIS FINANCIAL CONSULTING, INC.
                         1130 Connecticut Avenue, N.W.
                                   Suite 325
                            Washington, D.C.  20036
                                 (202) 530-7500



                               February 20, 1998



            (C) Copyright 1998 Strategis Financial Consulting, Inc.

                               APPRAISAL REPORT:
                             FAIR MARKET VALUATION
                                       OF
                          CABLE TV FUND 12-BCD VENTURE

                         PALMDALE/LANCASTER, CALIFORNIA

                               TABLE OF CONTENTS
                               -----------------

I. EXECUTIVE SUMMARY...................................................1

  A. Introduction, Purpose, and Methodology............................1
  B. Conclusions.......................................................2

II. PURPOSE OF APPRAISAL...............................................3

III. INDUSTRY OVERVIEW.................................................4

  A. Historical Background.............................................4
  B. Industry Characteristics..........................................6
     1. General Background.............................................6
     2. Regulation.....................................................8
     3. Financial/Economic.............................................9
     4. Competition...................................................10

IV. SYSTEM DESCRIPTION................................................13

  A. History and Market...............................................13
  B. Services.........................................................15
  C. Rates............................................................20
  D. Subscribers......................................................22
  E. System Mileage...................................................23
  F. Physical Plant...................................................23
  G. Franchises.......................................................24
  H. Management.......................................................25
  I. Financial History................................................25
V. TOTAL SYSTEM VALUE.................................................26

  A. Valuation Procedure and Methods..................................26
  B. Discounted Cash Flow Methodology.................................28
     1. Net Cash Flow/Return on Equity................................29
     2. Net Cash Flow/Return On Investment............................30
     3. Cash Flow Projections.........................................30
     4. Residual Value................................................32
     5. Discount Rates................................................33

                               TABLE OF CONTENTS
                               -----------------



  C. Direct Income Methodology........................................34
  D. Value Conclusions................................................35

VI. CONTINGENCIES AND LIMITING CONDITIONS.............................36

VII. STATEMENT OF VALUE...............................................38

VIII. QUALIFICATIONS..................................................39

  A. Qualifications of Strategis Financial Consulting, Inc............39
  B. Qualifications of Andrew R. Gefen................................40
  C. Qualifications of Elisabeth Boehler..............................41



EXHIBITS:
     A.   Valuation Methods and Summary of Values
     B-1. Profit and Loss/Sources and Uses-Return on Equity - Low Value B-2. Profit and Loss/Sources and Uses-Return on Equity - High Value C-1. Debt Amortization-Return on Equity - Low Value
     C-2. Debt Amortization-Return on Equity - High Value
     D.   Return on Investment
     E.   Cable Television Subscribers
     F.   Cable Television Service Rates
     G.   Cash Flow Projections
     H.   Capital Expenditures
     I.   Depreciation Schedule
     J.   Assumptions and Inputs

                               APPRAISAL REPORT:

                             FAIR MARKET VALUATION

                                       OF

                          CABLE TV FUND 12-BCD VENTURE

                         PALMDALE/LANCASTER, CALIFORNIA

I.  EXECUTIVE SUMMARY


     A.   INTRODUCTION, PURPOSE, AND METHODOLOGY

     Strategis Financial Consulting, Inc. was retained by Jones Intercable, Inc. ("Jones") to conduct a fair market valuation as of December 31, 1997, of the Cable TV Fund 12-BCD Venture cable television system serving Palmdale and Lancaster, California (the "System") and several neighboring communities. This appraisal will be used by Jones as an independent estimate of the fair market value of the System as of December 31, 1997, with the resulting value to be used in conjunction with the purchase of the System by Jones.

     Fair market value is the cash price a willing buyer would give a willing seller in an arm's length transaction in order to complete the sale. It is assumed that both buyer and seller have been informed of all relevant facts and neither is under any compulsion to conclude the transaction. Strategis Financial Consulting also assumes that the tangible assets will remain in their present location and will continue to be employed in their highest and best use, i.e., the delivery of cable television signals to subscribers.

     Strategis Financial Consulting used five generally accepted cable television valuation methods using the income approach to valuation in establishing the range of total fair market values of the System as a going concern. The first method used a multiple of the past year's operating income derived from comparable asset values of privately-held and publicly-traded cable companies. The second method used a lower multiple of the annualized current month's operating income. The third method applied a slightly lower multiple of next year's projected operating income. The fourth method was a discounted net cash flow analysis in which a purchase price (estimated fair market value) was calculated to achieve a target after-tax return on equity, given particular operating and financing assumptions specific to the System's assets. The fifth method was a discounted cash flow analysis that measured the net present value of the pre-tax operating cash flows (less capital expenditures, plus the residual value of the System) that represent the return on total investment.

     B.   CONCLUSIONS

     Strategis Financial Consulting's conclusions as to the range of values are based upon information and data supplied by System management, an onsite inspection by a representative of Strategis Financial Consulting of a representative portion of the System and service area, and general cable industry information. In Strategis Financial Consulting's opinion, the data which support the valuations are reliable and sound. Our estimate of the overall fair market value of the System as a business enterprise, free and clear of any encumbrances, is $140,059,000.

II.  PURPOSE OF APPRAISAL


     Strategis Financial Consulting, Inc. was retained by Jones Intercable, Inc. ("Jones") to conduct a fair market valuation as of December 31, 1997 of the Cable TV Fund 12-BCD Venture cable television system (the "System"), serving Palmdale and Lancaster, California. This appraisal will be used by Jones as an independent estimate of the fair market value of the System as of December 31, 1997 in conjunction with the purchase of the System by Jones.

     Fair market value is the cash price a willing buyer would give a willing seller in an arm's length transaction in order to complete the sale. It is assumed that both buyer and seller have been informed of all relevant facts and neither is under any compulsion to conclude the transaction and that the tangible assets will remain in their present location and will continue to be employed in their highest and best use, i.e., the delivery of cable television signals to subscribers.

III. INDUSTRY OVERVIEW


     A.   HISTORICAL BACKGROUND

     Cable television was born in the late 1940s. The first systems were built during the period 1948 to 1964. Most of these early systems were located in rural areas where off-air television reception was limited and picture quality was poor. The cable system basically provided a reception service, offering up to 12 channels with no unique programming. Systems generally enjoyed high levels of penetration, ranging from approximately 70% to 90% of homes passed.

     During the period 1965 to 1972, cable systems were built in medium-sized markets, importing distant television signals via terrestrial microwave.
Rulings by the Federal Communications Commission (FCC) in 1965 and 1966 initiated a regulatory period that lasted two decades. FCC constraints were placed on importing distant signals which inhibited the construction of systems in the largest 100 markets. The U.S. Supreme Court affirmed the FCC's regulatory authority over the cable television industry. The typical cable television system generally remained a 12- to 24- channel reception service with some additional program selections via imported signals. Programming unique to cable television did not exist. Basic penetrations of between 50% and 60% of homes passed were typical for newly-cabled markets.

     In 1972, the FCC eased its restrictions on signal importation, thus making it feasible for cable television operators to enter the nation's top 100 markets with differentiated product. Satellite delivered premium television services (HBO, Showtime) and Super Stations (WTBS) were introduced in 1975. Cable exclusive networks, such as ESPN, CNN, USA, and others, soon followed. During the mid- to late-1970's, new 24- to 36-channel cable television systems emerged as a result of these communications satellite services. Significant increases in programming options allowed cable systems to attract ample numbers of subscribers to attain operational profitability even where off-air broadcast reception and leisure-time options were above average. The smallest 50 of the top 100 markets were built first, followed by the larger metropolitan areas. Premium, or pay, services were the primary force behind basic penetration gains reaching 30% to 45% of homes passed in these new markets.

     During the period 1979 to 1983, the remaining major markets were franchised. Cable channel options increased dramatically, both in pay services (Disney, Cinemax, Bravo, Movie Channel) and basic services (MTV, Lifetime, Nickelodeon, regional sports, CNN, and others). Systems with 54 and more channels were built, offering an abundance of program alternatives. Cable system operators instituted price increases for pay services and established elaborate tiering structures to compensate for local constraints on basic service pricing. In newer cable markets, basic penetrations of homes passed began to edge above the 40% level.

     In 1984, the U.S. Congress approved and President Reagan signed the Cable Communications Policy Act, the first comprehensive cable legislation to be enacted. The most significant feature of the legislation was the ultimate removal of price controls on basic cable service in all but the very smallest cable systems. Discretionary price increases of up to 5% were allowed in 1985 and 1986, and all price controls were removed in January 1987. During the period 1984 to 1992, the mix of cable offerings and pricing changed as growth in pay subscriptions slowed down and local constraints on basic price increases were removed. Basic penetrations continued to rise in major markets, and nationwide penetration reached 60% of homes passed by cable. New revenue sources emerged in the form of pay-per-view, advertising, and home shopping.
The industry emphasized programming quality and marketing in order to increase overall penetration levels above the 60% level.

     The Cable Television Consumer Protection and Competition Act of 1992 was passed on October 5, 1992, which imposed significant new regulations, particularly on subscriber rates and programming packaging. Generally, programming packages were specifically segregated between the "basic tier" and the "satellite programming tier(s)" since the level of regulation was different for each of them. After the new regulations were implemented, the overall cable industry experienced a slight reduction in revenues in 1993, but learned to cope with the new regulations in 1994 and continued its overall growth due to added services, increased subscriber penetrations and repackaging of programming services.

     The Telecommunications Act of 1996, passed on February 8, 1996, revised the Communications Act of 1934 and the Cable Act of 1992 in fundamental ways. It highlighted competition in local loop telephone, video distribution, and long distance telephone, and de-regulated cable rates beginning in 1999. The goal was to create a competitive telecommunications marketplace. The FCC is in the process of promulgating regulations to implement the law so its effect is still uncertain.

     B.   INDUSTRY CHARACTERISTICS


     1. General Background

     Cable television is a capital intensive business. The right to operate a cable system is authorized by the local government. Substantial up-front capital is required in plant and equipment with second entrants facing even greater capital construction costs due primarily to space limitations on utility poles. A considerable percentage of total operating costs are fixed. Similar to utilities, once cable television has exceeded its break-even requirements, operating margins grow very rapidly and remain fairly predictable from year to year.

     Unlike most businesses, market analysis in cable is better pursued on the basis of system type than generic geographic or demographic criteria. The classification of a cable system in any individual market tends to reflect the competitive characteristics and demand dynamics resident in that market. In general, there are two primary categories of cable systems--classic and modern. Classic cable systems are those built in locations where reception of over-the-air television signals has historically been poor or limited. They were the earliest systems built, usually serving communities with lower densities (40 to 90 homes per mile), higher subscriber penetrations (60% to 90% of homes passed), lower average revenues per subscriber ($14 to 20 per month), and higher cash flow margins (45% to 65%) relative to modern systems. They usually were built with fewer channels but may have been upgraded at a later time. Expectations for additional growth in these markets tends to be lower than the industry average. The downside risk of investing in these systems is relatively low.

     Modern cable systems have been constructed since the introduction of pay and other cable-specific programming in the mid-1970's. They tend to serve urban and suburban communities which have higher densities (70 to 120 and more homes per mile), better quality off-air programming, and more extensive competition for consumers' leisure time. These systems were built with broader channel capacity (36 to 54 or more channels), individual subscriber addressability, local programming capability, and the capacity for advertising
sales.   They tend to have lower penetration (30% to 55%) than classic systems.
More rapid growth has been experienced in these systems than in classic systems because of higher household growth rates, more potential for penetration gains, and greater opportunities for ancillary revenues. They are also more risky because of greater off-air competition and higher overall operating costs.

     It is estimated that 32,255 communities are served throughout the United States by approximately 13,000 operating cable systems. The industry is structured into over 500 MSOs which manage these systems on a wholly-owned, partially-owned, or management contract basis. Economic forces within the industry are causing significant shifts in the ownership of these companies, resulting in increasing consolidation of the industry into the hands of fewer, larger operators.

     Management characteristics in the industry vary considerably between the MSO headquarters and system operating levels and between different categories of systems. At the corporate level, nearly all of the mid-to-large sized MSOs have a strong representation of professionally trained and field-seasoned management among their ranks. Strong emphasis is placed on strategic, financial planning and operating control functions at this level, and the staffing reflects those requirements.

     System-level management requirements vary significantly with the category of system under consideration. Classic cable operations primarily require custodial management to oversee customer service and maintenance functions. Strategic, marketing, and financial management tends to be handled at the corporate level. Billing functions are processed through service bureaus specializing in cable systems. Very little management complexity is left at the system level, and the positions tend to be filled accordingly. Large-scale, urban cable operations are much more dynamic and demanding. They require far more sophisticated and versatile management capabilities. The physical plant, budgets, and operating staffs in these systems are considerably larger. More of the strategic, marketing, and financial planning functions are handled locally. The political liaison requirements with the cities are far more complex. Not surprisingly, the caliber of management found in these systems is substantially higher than that found in classic systems, and tends to be professionally trained, financially aware, and politically astute.

     2. Regulation

     Historically, the extent to which the cable television industry has been regulated at the local, state and federal levels, has varied. Following the deregulation of service prices in the 1984 Cable Communications Policy Act, the next several years saw regulatory constraints on cable reduced at both the local and federal levels. Subsequent public perception of the industry as abusing its newly-won pricing freedom and additional consolidation in the industry led to enactment of the Cable Television Consumer Protection and Competition Act of 1992 on October 5, 1992, ushering in a new period of extensive regulation. Many aspects of such regulation are currently the subject of judicial, administrative or legislative proceedings or proposals. This law required the FCC to regulate the operation of cable television systems in a number of areas, including rates that may be charged by systems.

     On September 1, 1993, rate changes mandated by the FCC under the 1992 Act went into effect for most systems. The FCC implemented a benchmark rate structure that was intended to reduce the federally regulated portion of the average cable subscriber's monthly bill by 10%. Most of the resulting reductions in subscriber bills were attributable to the decline in equipment and additional outlet charges. However, with the mandated reconfiguration of basic service and the expanded basic tier, some subscribers' bills increased. For cable operators, the effects of the rate change were estimated to reduce revenue by 3% to 5% on an industrywide basis.

     In February 1994, the FCC announced further rate reductions of 7% in order to fully implement the 1992 Cable Act. As an alternative, cable systems were permitted to file Cost of Service showings if implementation of the mandated rate reductions was not feasible. By yearend 1995, widescale telecommunications reform appeared imminent; although, the extent to which or even whether this reform would entail relief from rate regulation was unclear. The likelihood that providers of cable and telephony services would be allowed engage in both businesses was a near certainty, however, the timetable for these changes was uncertain.

     The Telecommunications Act of 1996, passed on February 8, 1996, revised the Communications Act of 1934 and the Cable Act of 1992 in fundamental ways. It highlighted competition in local loop telephone, video distribution, and long distance telephone, and de-regulated cable rates beginning in 1999. The goal was to create a competitive telecommunications marketplace. The FCC is in the process of promulgating regulations to implement the law so its effect is still uncertain.

     3. Financial/Economic

     Cable's rapid financial growth and expectations for future growth have drawn the attention of the capital markets and helped fuel consolidation within the industry. With most cable markets already franchised and constructed, growth-oriented MSOs turned to acquisitions as their primary method of expansion. A flurry of acquisitions occurred during the period of 1986 through 1989, with the peak being reached in 1988. Most of these acquisitions were made by companies already in the cable business who were seeking national consolidation or regional clustering of cable television systems to produce greater economies of scale and operating efficiencies. The number of transactions decreased in 1990 due to federal government restrictions on banks pertaining to highly leveraged transactions (HLT), uncertainty about the regulatory environment, and other factors.

     HLT restrictions caused less money to be available for the expansion, upgrading, and trading of cable systems in 1990 and 1991. These restrictions were subsequently removed in June 1992, and while the number of acquisitions increased, they did not reach the same levels seen in the latter half of the 1980's. Passage of the Cable Television Consumer Protection and Competition Act of 1992 and the resultant rate regulation decreased the overall attractiveness of the cable industry to potential investors.

     During the early- to mid-1990s, several of the largest MSOs formed or were exploring alliances with both long distance and local telephone companies, as both the cable and telephone industries were planning to enter one another's primary lines of business. Simultaneously, a number of mid-sized MSOs were developing exit strategies based on the belief that success in the evolving cable industry would require a critical mass of subscribers and access to substantial amounts of capital.

     While the development of voice, video and data delivery technologies holds the promise of substantial new services and revenues for the industry, the near-term outlook based on established programming services continues to be positive. Operators expect to continue to increase operating income by continuing to attract more subscribers, exploit current and additional opportunities for ancillary revenues, and improve operating efficiencies.

     4. Competition

     During the next several years, the cable industry may face additional competition which could emerge in the form of system overbuilds, the introduction of new technologies, and entry into the video distribution business by telephone companies.

     The long-term viability of overbuilds in most cable markets is questionable at best. An overbuilder splits up the subscriber base, incurring higher costs per subscriber and lower margins overall. Many attempted overbuilders have been bought out by the incumbent or have simply gone out of business. The likelihood of a successful overbuild in all but a few markets is very small.

     Cable television has begun to face increasing competition from new distribution technologies including direct-broadcast satellite (DBS), satellite master antenna television (SMATV), and multichannel multipoint distribution service (MMDS). The ultimate success or failure of any of these television delivery systems will depend largely on a combination of the three interconnected factors of technology, regulation, and economics. Strategis Financial Consulting anticipates that the threat to cable television by these technologies in the next few years will not be material, although various technologies are proving adept at providing services in certain niche markets. MMDS and SMATV typically have little or no effect on mature cable systems, except in large urban areas where a high percentage of homes passed are in multiple dwelling units (MDUs). DBS presents a greater competitive threat. The DBS industry, which is still very young, has thus far focused on building its customer base in areas not wired for cable television. As of 1994, leaders in the DBS industry predicted that between 10% and 20% of television households nationwide would use their service within ten years. However, DBS is hampered by the fact that it does not carry off-air broadcast signals.

     Telephone companies have long shown an interest in expanding into video distribution. For the most part, this competition has not materialized as a result of existing regulatory restraints and technical limitations. By the end of 1993, there was widespread recognition that technological developments would force dramatic changes in such regulation, as the telecommunications industry entered a consolidation period characterized by mergers, joint ventures, and acquisitions.

     Fiber optics are increasingly being utilized as telephone and cable companies begin experimenting with `full service' networks with the capability of delivering voice, video and data services to the home. Several of the largest MSOs, in conjunction with telephone companies, have built these experimental systems to determine their feasibility from both technological and marketing perspectives.

     As of the mid- to late-1990s, the telephone industry is in the experimental stage with regard to using fiber optic cable to deliver services to the home. Cable companies, for their part, are focusing on the delivery of digital program and data services via hybrid fiber and coaxial cable networks. For technological, financial, and regulatory reasons, the full convergence of telecommunications services and service providers is most likely years away.

IV.  SYSTEM DESCRIPTION


     A.   HISTORY AND MARKET

     At the time of the appraisal, the System served 63,527 subscribers in Palmdale, Lancaster, Edwards Air Force Base ("Edwards AFB"), and adjacent portions of Los Angeles County. The provision of cable service was governed by four franchise agreements held with the County of Los Angeles, the cities of Palmdale and Lancaster, and Edwards AFB. As of December 31, 1997, the weighted average remaining life of the four franchise agreements was 6.3 years.

     Palmdale is located in the Antelope Valley of southern California, approximately 60 freeway miles north of downtown Los Angeles. As of 1996, the City of Palmdale had a population of roughly 112,000. Situated just south of Edwards AFB, the Palmdale area has had a long-history of activity in the aerospace industry. Major employers in the area included defense contractors such as Boeing (aerospace) and Lockheed (aerospace), Edwards AFB, and the Federal Aviation Administration Air Traffic Control Center. Other employers in the area included Lance Campers (manufacturing) as well as warehouse and distribution facilities for Michael's Arts and Crafts and Rite Aid Pharmacies. Many area residents also commuted to downtown Los Angeles, the San Fernando Valley, and surrounding areas, which were also accessible via commuter trains.

     During the 1980s the Palmdale area was the fastest-growing part of California. Economic development in the Palmdale area declined due to the recession of the early 1990s; but, according to System management, the local economy had largely recovered from the recession and was beginning to expand again. The unemployment rate in the City of Palmdale was 5.5% in December 1997. This rate compared favorably with Los Angeles county unemployment of 5.8%, was the same as the statewide unemployment rate of 5.5%, but was somewhat higher than the national unemployment rate of 4.7% during this period, according to the U.S. Bureau of Labor Statistics.

     At the time of the appraisal, Direct Broadcast Satellite (DBS) service was available in the Palmdale service area, with EchoStar and DirecTV being the predominant service providers in the market. According to System management, as of December 1997, the number of cable subscribers switching to DBS had significantly slowed from a year earlier. System management estimated that, as of December 31, 1997, DBS operators had a combined penetration of approximately 2.32% of homes in the service area. According to System management, the System did not have any multichannel multipoint distribution service (MMDS, or wireless cable) competitor. However, Pacific Telesis, the Regional Bell Operating Company in the region, operated an MMDS system in nearby communities and could in the future provide MMDS competition in the Palmdale service area, though System management was not aware of any current plans for them to do so.

     Table I presents demographic data published in Marketing Statistics' Demographics USA 1997 for Los Angeles County. Data for population, households, and Effective Buying Income (EBI) were estimated for 1996 and projected for 2001. Also presented, for comparison purposes, are data for the state of California and the nation as a whole.

     Los Angeles County, which encompasses the service area, had a population of approximately 9,410,300 in 1996 and its population was forecast to grow at an annual rate of 0.30% through 2001. This growth rate was lower than statewide and nationwide population growth forecasted for the period of 0.88% and 0.84%, respectively.

     Average household EBI in Los Angeles County was $43,494 in 1995. While this figure was higher than the national average household EBI of $42,191, it was lower than the statewide figure for California of $44,430. Growth in household EBI was forecast at 2.57% annually in Los Angeles County, and at 2.56% and 2.97% throughout California and the U.S. as a whole, respectively. This information is also presented in Table I.

                                               TABLE I

                                                                                          Annual
                                                           1996                2001      Growth Rate
                                                       Estimate          Projection        1996-2001
                                                 --------------      --------------      -----------
Los Angeles County, CA
----------------------
   Total Population                                   9,410,300           9,550,700             0.30%
   Total Households                                   3,069,900           3,077,800             0.05%
   Median Age                                              32.3                 N/A

Effective Buying Income (EBI)
   Total EBI (000's)                             $  133,522,302      $  151,954,394             2.62%
   Average Household EBI                         $       43,494      $       49,371             2.57%

State of California
-------------------
   Total Population                                  32,686,800          34,149,600             0.88%
   Total Households                                  11,085,300          11,477,900             0.70%
   Median Age                                              33.3                 N/A

Effective Buying Income (EBI)
   Total EBI (000's)                             $  492,516,991      $  578,578,779             3.27%
   Average Household EBI                         $       44,430      $       50,408             2.56%

United States of America
------------------------
   Total Population                                 267,540,600         279,027,700             0.84%
   Total Households                                  98,635,500         103,870,800             1.04%
   Median Age                                              34.9                 N/A

Effective Buying Income (EBI)
   Total EBI (000's)                             $4,161,512,384      $5,072,856,995             4.04%
   Average Household EBI                         $       42,191      $       48,838             2.97%

     B.    SERVICES
     Tables II (A)-(B) present programming services offered to System subscribers as of the appraisal date. The vast majority of subscribers, except those on Edwards AFB, were able to receive the 65 channel program line-up shown in Table II (A). Limited basic service was comprised of 27 channels, 16 of which were local off-air broadcast signals, two of which carried local access programming, and ten of which were satellite delivered services. One local origination service and one satellite service shared one channel. Expanded basic service encompassed 30 satellite delivered services carried on channels 36-65. Premium services available included Cinemax, HBO, The Movie Channel, The Disney Channel and Showtime. Also offered were two general audience movie/event pay-per-view (PPV) services and The Playboy Channel and Adult Vision for adults.

                                              TABLE II (A)

                                 PALMDALE/LANCASTER/LOS ANGELES COUNTY


    CABLE
  (Off-Air)                  NAME OR
   Channels               CALL LETTERS                   SOURCE                   DESCRIPTION
--------------------------------------------------------------------------------------------------------
     2   (2)    KCBS                               Los Angeles, CA      CBS
--------------------------------------------------------------------------------------------------------
     3          Jones Intercable News/             Local/               Local News/
                Odyssey                            Satellite            Religious
--------------------------------------------------------------------------------------------------------
     4   (4)    KNBC                               Los Angeles, CA      NBC
--------------------------------------------------------------------------------------------------------
     5   (5)    KTLA                               Los Angeles, CA      WBN/Independent
--------------------------------------------------------------------------------------------------------
     6          Great American Country             Satellite            Country Music Videos
--------------------------------------------------------------------------------------------------------
     7   (7)    KABC                               Los Angeles, CA      ABC
--------------------------------------------------------------------------------------------------------
     8  (28)    KCET                               Los Angeles, CA      PBS
--------------------------------------------------------------------------------------------------------
     9   (9)    KCAL                               Los Angeles, CA      Independent
--------------------------------------------------------------------------------------------------------
    10          Prevue Guide                       Satellite            Pay Movie Previews
--------------------------------------------------------------------------------------------------------
    11  (11)    KTTV                               Los Angeles, CA      Fox
--------------------------------------------------------------------------------------------------------
    12          Knowledge TV                       Satellite            Educational
--------------------------------------------------------------------------------------------------------
    13  (13)    KCOP                               Los Angeles, CA      UPN/Independent
--------------------------------------------------------------------------------------------------------
    14  (64)    KHIZ                               Barstow, CA          Independent
--------------------------------------------------------------------------------------------------------
    15          Antelope Valley Buyers Network     Satellite            Home Shopping
--------------------------------------------------------------------------------------------------------
    16          WTBS                               Satellite            Independent - Atlanta, GA
--------------------------------------------------------------------------------------------------------
    17  (58)    KLCS                               Los Angeles, CA      PBS
--------------------------------------------------------------------------------------------------------
    18  (18)    KSCI                               San Bernadino, CA    Independent
--------------------------------------------------------------------------------------------------------
    19          Trinity Broadcasting Network       Satellite            Religious
--------------------------------------------------------------------------------------------------------
    20          C-SPAN                             Satellite            U.S. Senate Coverage
--------------------------------------------------------------------------------------------------------
    21          Government Access                  Local                Local
--------------------------------------------------------------------------------------------------------
    22  (22)    KWHY                               Los Angeles, CA      Independent
--------------------------------------------------------------------------------------------------------
    23          Jones Home Theatre 1               SATELLITE            PAY-PER-VIEW MOVIES
--------------------------------------------------------------------------------------------------------
    24          The Playboy Channel/               SATELLITE/           PAY ADULT MOVIES/
                Adult Vision                       SATELLITE            PAY ADULT MOVIES
--------------------------------------------------------------------------------------------------------
    25          Jones Home Theatre 2               SATELLITE            PAY-PER-VIEW MOVIES
--------------------------------------------------------------------------------------------------------
    26          HBO                                SATELLITE            PAY MOVIES, SPECIALS
--------------------------------------------------------------------------------------------------------
    27          Cinemax                            SATELLITE            PAY MOVIES
--------------------------------------------------------------------------------------------------------
    28          The Disney Channel                 SATELLITE            Pay Movies, Family Shows
--------------------------------------------------------------------------------------------------------
    29          Showtime                           SATELLITE            PAY MOVIES, SPECIALS
--------------------------------------------------------------------------------------------------------
    30          The Movie Channel                  SATELLITE            PAY MOVIES
--------------------------------------------------------------------------------------------------------
    31          KHSC                               Ontario, CA          Home Shopping
--------------------------------------------------------------------------------------------------------
    32  (62)    KRCA                               Riverside, CA        Independent
--------------------------------------------------------------------------------------------------------

                                         TABLE II (A) CONTINUED

                                 PALMDALE/LANCASTER/LOS ANGELES COUNTY


    CABLE
  (Off-Air)                  NAME OR
   Channels               CALL LETTERS                   SOURCE                   DESCRIPTION
--------------------------------------------------------------------------------------------------------

    33  (52)    KVEA                               Los Angeles, CA     Telemundo
--------------------------------------------------------------------------------------------------------
    34  (34)    KMEX                               Los Angeles, CA     Univision
--------------------------------------------------------------------------------------------------------
    35  (38)    K38CW                              Palmdale            Low Power Independent
--------------------------------------------------------------------------------------------------------
    36          E! Entertainment Television        Satellite           Entertainment Information
--------------------------------------------------------------------------------------------------------
    37          American Movie Classics            Satellite           Classic Movies
--------------------------------------------------------------------------------------------------------
    38          CNBC                               Satellite           Consumer News and Business
--------------------------------------------------------------------------------------------------------
    39          CNN                                Satellite           24-Hour News
--------------------------------------------------------------------------------------------------------
    40          Fox Sports West 2                  Satellite           Regional Sports Coverage
--------------------------------------------------------------------------------------------------------
    41          Fox Sports West                    Satellite           Regional Sports Coverage
--------------------------------------------------------------------------------------------------------
    42          ESPN                               Satellite           24-Hour Sports
--------------------------------------------------------------------------------------------------------
    43          USA Network                        Satellite           Entertainment, Movies
--------------------------------------------------------------------------------------------------------
    44          TNT                                Satellite           Movies, Sports, Variety
--------------------------------------------------------------------------------------------------------
    45          TNN                                Satellite           Country Music Videos
--------------------------------------------------------------------------------------------------------
    46          Lifetime                           Satellite           Women's Programming, Variety
--------------------------------------------------------------------------------------------------------
    47          The Family Channel                 Satellite           Family Programming
--------------------------------------------------------------------------------------------------------
    48          Nickelodeon                        Satellite           Children's Programming
--------------------------------------------------------------------------------------------------------
    49          Cartoon Network                    Satellite           Cartoons
--------------------------------------------------------------------------------------------------------
    50          A&E                                Satellite           Biographies, Mysteries, Specials
--------------------------------------------------------------------------------------------------------
    51          Discovery Channel                  Satellite           Nature, Science,  Technology
--------------------------------------------------------------------------------------------------------
    52          BET                                Satellite           Black Entertainment
--------------------------------------------------------------------------------------------------------
    53          MTV                                Satellite           Music Videos, Variety
--------------------------------------------------------------------------------------------------------
    54          VH-1                               Satellite           Music Videos
--------------------------------------------------------------------------------------------------------
    55          Comedy Central                     Satellite           Comedy Programming
--------------------------------------------------------------------------------------------------------
    56          The Food Network                   Satellite           Culinary Programming
--------------------------------------------------------------------------------------------------------
    57          MSNBC                              Satellite           News, Computer Information
--------------------------------------------------------------------------------------------------------
    58          ESPN 2                             Satellite           24-Hour Sports
--------------------------------------------------------------------------------------------------------
    59          The History Channel                Satellite           Movies, Documentaries
--------------------------------------------------------------------------------------------------------
    60          Eye On People                      Satellite           Entertainment, Interviews
--------------------------------------------------------------------------------------------------------
    61          Sci-Fi Channel                     Satellite           Science Fiction
--------------------------------------------------------------------------------------------------------
    62          Animal Planet                      Satellite           Nature, Pets, Wild Creatures
--------------------------------------------------------------------------------------------------------
    63          The Learning Channel               Satellite           Educational
--------------------------------------------------------------------------------------------------------
    64          Galavision                         Satellite           Spanish Language Programming
--------------------------------------------------------------------------------------------------------
    65          The Weather Channel                Satellite           24-Hour Weather
--------------------------------------------------------------------------------------------------------
    99          Product Information Network        Satellite           Infomercials
--------------------------------------------------------------------------------------------------------

     Table II (B) presents the 68 channel line-up available to the approximately 2,070 subscribers served from the Edwards AFB hub site, which was fed by microwave from the headend. These subscribers received programming similar to that offered directly from the headend. The limited basic line-up was the same with the exception of channel 6, which offered the local Command Channel in place of Great American Country, and channel 21, which offered WGN in lieu of Government access . The System's expanded basic service was comprised of 33 satellite-delivered services, while available premium and PPV services were the same as those offered from the headend.

                                             TABLE II (B)

                                        EDWARDS AIR FORCE BASE


    CABLE
  (Off-Air)                  Name or
   Channels               CALL LETTERS                   SOURCE                  DESCRIPTION
------------------------------------------------------------------------------------------------------
     2   (2)    KCBS                               Los Angeles, CA      CBS
--------------------------------------------------------------------------------------------------------
     3          Jones Intercable News/             Local/               Local News/
                 Odyssey                           Satellite            Religious
--------------------------------------------------------------------------------------------------------
     4   (4)    KNBC                               Los Angeles, CA      NBC
--------------------------------------------------------------------------------------------------------
     5   (5)    KTLA                               Los Angeles, CA      WBN/Independent
--------------------------------------------------------------------------------------------------------
     6          Command Channel                    Local                Local
--------------------------------------------------------------------------------------------------------
     7   (7)    KABC                               Los Angeles, CA      ABC
--------------------------------------------------------------------------------------------------------
     8  (28)    KCET                               Los Angeles, CA      PBS
--------------------------------------------------------------------------------------------------------
     9   (9)    KCAL                               Los Angeles, CA      Independent
--------------------------------------------------------------------------------------------------------
    10          Prevue Guide                       Satellite            Pay Movie Previews
--------------------------------------------------------------------------------------------------------
    11  (11)    KTTV                               Los Angeles, CA      Fox
--------------------------------------------------------------------------------------------------------
    12          Knowledge TV                       Satellite            Educational
--------------------------------------------------------------------------------------------------------
    13  (13)    KCOP                               Los Angeles, CA      UPN/Independent
--------------------------------------------------------------------------------------------------------
    14  (64)    KHIZ                               Barstow, CA          Independent
--------------------------------------------------------------------------------------------------------
    15          Antelope Valley Buyers Network     Satellite            Home Shopping
--------------------------------------------------------------------------------------------------------
    16          WTBS                               Satellite            Independent - Atlanta, GA
--------------------------------------------------------------------------------------------------------
    17  (58)    KLCS                               Los Angeles, CA      PBS
--------------------------------------------------------------------------------------------------------
    18  (18)    KSCI                               San Bernadino, CA    Independent
--------------------------------------------------------------------------------------------------------
    19          Trinity Broadcasting Network       Satellite            Religious
--------------------------------------------------------------------------------------------------------
    20          C-SPAN                             Satellite            U.S. Senate Coverage
--------------------------------------------------------------------------------------------------------
    21          WGN                                Satellite            Independent - Chicago
--------------------------------------------------------------------------------------------------------
    22  (22)    KWHY                               Los Angeles, CA      Independent
--------------------------------------------------------------------------------------------------------
    23          Jones Home Theatre 1               SATELLITE            PAY-PER-VIEW MOVIES
--------------------------------------------------------------------------------------------------------
    24          The Playboy Channel/               SATELLITE/           PAY ADULT MOVIES/
                Adult Vision                       SATELLITE            PAY ADULT MOVIES
--------------------------------------------------------------------------------------------------------
    25          Jones Home Theatre 2               SATELLITE            PAY-PER-VIEW MOVIES
--------------------------------------------------------------------------------------------------------
    26          HBO                                SATELLITE            PAY MOVIES, SPECIALS
--------------------------------------------------------------------------------------------------------
    27          Cinemax                            SATELLITE            PAY MOVIES
--------------------------------------------------------------------------------------------------------
    28          The Disney Channel                 SATELLITE            PAY MOVIES, FAMILY SHOWS
------------------------------------------------------------------------------------------------------

                                        TABLE II (B) CONTINUED

                                        EDWARDS AIR FORCE BASE
    CABLE
  (Off-Air)                 Name or
   Channels               CALL LETTERS                  SOURCE                   DESCRIPTION
--------------------------------------------------------------------------------------------------------

    29          Showtime                          SATELLITE            PAY MOVIES, SPECIALS
--------------------------------------------------------------------------------------------------------
    30          The Movie Channel                 Satellite            Pay Movies
--------------------------------------------------------------------------------------------------------
    31          KHSC                              Ontario, CA          Home Shopping
--------------------------------------------------------------------------------------------------------
    32  (62)    KRCA                              Riverside, CA        Independent
--------------------------------------------------------------------------------------------------------
    33  (52)    KVEA                              Los Angeles, CA      Telemundo
--------------------------------------------------------------------------------------------------------
    34  (34)    KMEX                              Los Angeles, CA      Univision
--------------------------------------------------------------------------------------------------------
    35  (38)    K38CW                             Palmdale             Low Power Independent
--------------------------------------------------------------------------------------------------------
    36          E! Entertainment Television       Satellite            Entertainment Information
--------------------------------------------------------------------------------------------------------
    37          American Movie Classics           Satellite            Classic Movies
--------------------------------------------------------------------------------------------------------
    38          CNBC                              Satellite            Consumer News and Business
--------------------------------------------------------------------------------------------------------
    39          CNN                               Satellite            24-Hour News
--------------------------------------------------------------------------------------------------------
    40          Fox Sports West 2                 Satellite            Regional Sports Coverage
--------------------------------------------------------------------------------------------------------
    41          Fox Sports West                   Satellite            Regional Sports Coverage
--------------------------------------------------------------------------------------------------------
    42          ESPN                              Satellite            24-Hour Sports
--------------------------------------------------------------------------------------------------------
    43          USA Network                       Satellite            Entertainment, Movies
--------------------------------------------------------------------------------------------------------
    44          TNT                               Satellite            Movies, Sports, Variety
--------------------------------------------------------------------------------------------------------
    45          TNN                               Satellite            Country Music Videos
--------------------------------------------------------------------------------------------------------
    46          Lifetime                          Satellite            Women's Programming, Variety
--------------------------------------------------------------------------------------------------------
    47          The Family Channel                Satellite            Family Programming
--------------------------------------------------------------------------------------------------------
    48          Nickelodeon                       Satellite            Children's Programming
--------------------------------------------------------------------------------------------------------
    49          Cartoon Network                   Satellite            Cartoons
--------------------------------------------------------------------------------------------------------
    50          A&E                               Satellite            Biographies, Mysteries,
                                                                       Specials
--------------------------------------------------------------------------------------------------------
    51          Discovery Channel                 Satellite            Nature, Science,  Technology
--------------------------------------------------------------------------------------------------------
    52          BET                               Satellite            Black Entertainment
--------------------------------------------------------------------------------------------------------
    53          MTV                               Satellite            Music Videos
--------------------------------------------------------------------------------------------------------
    54          VH-1                              Satellite            Music Videos, Movies
--------------------------------------------------------------------------------------------------------
    55          Comedy Central                    Satellite            Comedy Programming
--------------------------------------------------------------------------------------------------------
    56          The Food Network                  Satellite            Culinary Programming
--------------------------------------------------------------------------------------------------------
    57          MSNBC                             Satellite            News, Computer Information
--------------------------------------------------------------------------------------------------------
    58          ESPN 2                            Satellite            24-Hour Sports
--------------------------------------------------------------------------------------------------------
    59          The History Channel               Satellite            Movies, Documentaries
--------------------------------------------------------------------------------------------------------
    60          Eye On People                     Satellite            Entertainment, Interviews
--------------------------------------------------------------------------------------------------------
    61          Sci-Fi Channel                    Satellite            Science Fiction
--------------------------------------------------------------------------------------------------------
    62          Animal Planet                     Satellite            Nature, Pets, Wild Creatures
--------------------------------------------------------------------------------------------------------
    63          The Learning Channel              Satellite            Educational
--------------------------------------------------------------------------------------------------------
    64          Galavision                        Satellite            Spanish Language Programming
--------------------------------------------------------------------------------------------------------
    65          The Weather Channel               Satellite            24-Hour Weather
--------------------------------------------------------------------------------------------------------
    66          NASA Select                       Satellite            NASA Programming
--------------------------------------------------------------------------------------------------------
    67          Headline News                     Satellite            24-Hour News
--------------------------------------------------------------------------------------------------------
    68          Great American Country            Satellite            Country Music Videos
--------------------------------------------------------------------------------------------------------
    99          Product Information Network       Satellite            Infomercials
--------------------------------------------------------------------------------------------------------

     C.    RATES

     The average monthly programming rates, equipment rental rates, and installation charges to subscribers for the preceding services as of the date of the appraisal, are outlined in Table III. Comparison data for basic service, pay services, and monthly revenue per subscriber were taken from The Strategis Group's publication Cable Trends: 1997, which presents year end 1996 operating and financial data.

     As shown in Table III, subscribers paid between $11.00 and $13.81 per month for limited basic service and between $6.00 and $12.71 for expanded basic service. Most of the subscribers to the System were served from the Palmdale headend and paid a combined basic and expanded basic rate that was slightly higher, at $26.52, than the average combined basic and expanded basic rate for the nation, which was $25.84 as of 1996.

     A la carte pay service rates throughout the System ranged from $6.00 for Cinemax, Showtime and The Movie Channel, and $8.00 for The Disney Channel to $10.00 for HBO. Packages of multiple premium services were available at reduced rates. On a nationwide basis, the average revenue per pay unit was $7.77 in 1996, which as higher than the System's average revenue per pay unit of $6.46 in 1997.

     PPV general audience movies were $3.95 throughout the System. Playboy movies were $6.95, while Adult Vision movies were $5.95. Events were priced individually.

     Addressable Pioneer converter rentals were $2.15 per month throughout the System, while the non-addressable converter monthly rental rate was $0.66. Installation charges throughout the System were $25.39 for subscribers in pre-wired homes, $35.54 in unwired homes, and $25.39 for reconnection of service. Installation fees for subscribers in Edwards AFB military housing and dormitories were $29.95 and $15.00, respectively.

     Average revenue per subscriber per month on a nationwide basis was $35.46 as of the end of 1996, according to The Strategis Group research. This figure includes revenues from basic, pay, and PPV services, as well as local advertising, equipment rental, and miscellaneous income. During the twelve months prior to December 31, 1997, the System generated monthly average revenue of $39.27 per subscriber, which was higher than the nationwide average for 1996.

                                           TABLE III


                                                                    EDWARDS           UNITED
                                                 PALMDALE       AIR FORCE BASE       STATES1
                                            ----------------------------------------------------
Basic Service                                          $13.81             $11.00       N/A
Expanded Basic                                          12.71               6.00       N/A

Combined Basic and Expanded Basic                      $26.52             $17.00       $25.84
                                            ----------------------------------------------------

Pay Services (a la carte)                                                              N/A
  HBO                                                  $10.00             $10.00
  Disney                                               $ 8.00             $ 8.00
  Cinemax                                              $ 6.00             $ 6.00
  The Movie Channel                                    $ 6.00             $ 6.00
  Showtime                                             $ 6.00             $ 6.00

Monthly Revenue Per Pay Unit                           $                    6.46       $  7.77
                                            ----------------------------------------------------

Pay Per View Movies
  General Audience                                     $ 3.95             $ 3.95
  Playboy                                              $ 6.95             $ 6.95
  Adult                                                $ 5.95             $ 5.95       N/A
                                            ----------------------------------------------------

Converters
  Addressable                                          $ 2.15             $ 2.15
  Non-addressable                                      $ 0.66             $ 0.66       N/A
                                            ----------------------------------------------------

Installation Charges:                                                                  N/A
  Pre-wired Home                                       $25.39             $25.39
  Unwired Home                                         $35.54             $35.54
                                            ----------------------------------------------------

Monthly Revenue Per Subscriber                         $                   39.27       $ 35.46
                                            ----------------------------------------------------

/1/ Source:  The Strategis Group's Cable Trends: 1997

     D.  SUBSCRIBERS

     Table IV presents the number of homes passed, basic subscribers, expanded basic subscribers, pay units, converter rentals, and addressable homes for the System as of December 31, 1997. These figures are compared with similar figures for the United States as a whole, taken from The Strategis Group's Cable Trends:
1997.

     At the time of the appraisal, the System's basic penetration rate, at 72.2% of homes passed, was higher than the corresponding rate for the nation of 65.8%. Pay penetration for the System stood at 67.3%, which was below the national average of 76.4%. Addressable home penetration for the System, at 60.8%, was well above the national average of 48.1%.

                                       TABLE IV



                                                       SYSTEM          UNITED STATES/1/
                                               ----------------------------------------
Homes Passed                                                88,035          95,500,000
                                               ---------------------------------------

Basic Subscribers                                           63,527          62,800,000
  % of Homes Passed                                           72.2%               65.8%
                                               ---------------------------------------

Expanded Basic Subscribers                                  56,647          N/A
  % of Basic Subscribers                                      89.2%         N/A
                                               ---------------------------------------

Total Pay Units                                             42,733          48,000,000
  % of Basic Subscribers                                      67.3%               76.4%
                                               ---------------------------------------

Converters                                                  55,218          N/A
  % of Basic Subscribers                                      86.9%         N/A
                                               ---------------------------------------

Addressable Homes                                           38,619          30,200,000
  % of Basic Subscribers                                      60.8%               48.1%
                                               ---------------------------------------

       /1/ Source:  The Strategis Group's Cable Trends:  1997

     E.   SYSTEM MILEAGE

     According to System management, mileage figures for the System are based on estimates from System maps. Since a complete walk-out of the current System would be prohibitively expensive, Strategis Financial Consulting used the following approach to corroborate the plant mileage:
     1. Interviewed knowledgeable System personnel to ascertain the source and reliability of the mileage estimates.
     2. Noted the configuration of the System on area maps and the existence and condition of plant in a representative portion of the area served by the System.
     3. Related average density of the System to general observations of densities while inspecting the System and service area.

     Table V presents management's best estimate of the number of route miles of plant as represented by total strand and trench in the System as of the appraisal date. Coaxial mileage was approximately 36.9% aerial and 63.1% underground. Approximately 7.7% of total plant miles were fiber optic cable. Based upon the above procedures and cost limitations, these estimates appear to be reasonable.

                                      TABLE V


                                           Aerial        Underground       Total
                                        -------------  ---------------  -----------
Coaxial Miles                                   373.3            639.5       1012.8
Fiber Optic Miles                                80.0              4.0         84.0

F.    PHYSICAL PLANT

      As of the valuation date, the System's administrative offices were located at 41551 10th Street West, Palmdale, California. The headend was located south of Lancaster, on a hill near Soledad Pass. The System maintained one headend and eight microwave hub sites of which one was currently in use, and the other seven were maintained for use as auxiliary standby units.

     Headend equipment from a variety of manufacturers was in use, however, items made by Scientific-Atlanta (S/A) were predominant. Among these items were S/A 6150 signal processors, 6350 modulators, 6270 demodulators, and 9640 receivers. Other equipment in use included Pioneer BE-2520, BE-3110, and BE-4140 digital multimode encoders, DX DIR-647 receivers, General Instruments DSR-4500 receivers, and M/A-Com Videociphers II units.

     For the fiber optic portion of the distribution plant, the System used Philips 2105-1009 transmitters and a Siecor Lightguide Shelf. Microwave equipment included a Hughes AML 65-Channel High Power microwave system.

     Off-air and microwave antennas were mounted on four self-supporting towers ranging from 35 feet to 65 feet tall. Four 4.5-meter, one 5-meter and one 6-meter S/A satellite dishes were used for program reception, and emergency power was provided by a Fairbanks and Morse 50 kVa propane generator.

     As of the appraisal date, the distribution plant capacity was 500 MHz, with a 70-channel capacity. Approximately 30% of the System had recently undergone a rebuild and upgrade to 550 MHz capacity. As of the appraisal date, the plant was in very good condition. Overall, the System passed approximately 88,035 homes with an estimated 1096.7 miles of plant, for an overall density of 80 homes per mile.

     Addressable homes totaled 38,563 in the System, and there were a total of 55,218 converters in the field. Converters provided to subscribers included Pioneer addressable models, and Panasonic standard set-top models.

     G.   FRANCHISES

     As of December 31, 1997, the System operated under a total of four franchise agreements with different local government authorities. Table VI identifies each agreement and its expiration date. As of the appraisal date, the weighted average remaining life of the franchise agreements was 6.3 years.

                                   TABLE VI

Franchise                                                 Expiration
---------                                                 -------------------

Lancaster                                                 May 1, 2001
Los Angeles County                                        October 1, 2005
Palmdale                                                  March 1, 2007
Edwards Air Force Base                                    October 1, 2004


Weighted Average Remaining Life                           6.3 Years

     H.   MANAGEMENT

     At the time of the appraisal, the System operated with approximately 125 full-time, 10 part-time and 7 part-time temporary employees. The largest group of employees was in Customer Service, with 43 people, including part-time and temporary help. The technical department had 24 employees; there were an additional 12 installers, 9 construction people, and 11 studio technicians. Advertising Sales and Marketing were handled by a staff of 16, plus three direct salespeople.

     Strategis Financial Consulting's representative met and spoke extensively with the System's General Manager and Engineering Manager. Both were experienced industry professionals and appeared to be well-versed on the System's characteristics, including strengths and weaknesses.

     I.   FINANCIAL HISTORY

     Unaudited financial statements for the year ending December 31, 1996, showed that the System earned revenues of $27,990,638. Operating expenses totaled $15,431,430, which resulted in operating income of $12,559,208 and an operating profit margin of 44.9%. Unaudited statements for the year ending December 31, 1997 indicated that operating profits of $13,574,648 were generated on revenues of $29,890,452 for an operating margin of 45.4%.

V.   TOTAL SYSTEM VALUE

     Strategis Financial Consulting has estimated the fair market value for the System as a business enterprise to be $140,059,000, as of December 31, 1997. Fair market value is the cash price a willing buyer would give a willing seller in an arm's length transaction in order to complete the sale. It is assumed that both buyer and seller have been informed of all relevant facts and neither is under any compulsion to conclude the transaction and that the tangible assets will remain in their present location and will continue to be employed in their highest and best use, i.e., the delivery of cable television signals to subscribers.

     A.   VALUATION PROCEDURE AND METHODS
     Strategis Financial Consulting used the following basic methodology to determine the overall fair market value of the System:
     1. Performed an onsite review to observe a representative portion of the market and homes passed, reviewed the number of subscribers, and determined the quality and attractiveness of the services provided.
     2. Made inquiries of management to ascertain and/or verify items relevant to the appraisal.
     3. Estimated the availability of additional homes passed and the probability of future growth.
     4. Reviewed selected financial records and other documents to verify certain financial data.
     5. Estimated the expected changes in operations that a buyer most likely would institute.
     6. Applied generally accepted methods of estimating the fair market value of the entity as a whole.

     A business valuation typically is performed using one or more of three approaches: the cost approach, the market approach, and the income approach. Since the System will be relying to a large degree on intangible assets to generate income, the cost approach is not appropriate in this case. The market, or comparable sales, approach has not been used because of the difficulty in choosing sales that reflect the same profitability, size, and growth as the System. Therefore, this valuation has been based on the income approach to valuation. The income approach is the best approach to valuing the System because it reflects the future earnings potential of the System.

     There are various established methods of determining a business entity's total fair market value using the income approach. The most commonly accepted methods are as follows:
     1.   Capitalization of projected net cash flow.
     2.   Capitalization of single-year operating profit.
     3.   Dividend capitalization.
     4.   Market price-to-book equity.
     5.   Price-earnings multiple.

     Of the methods listed above, Strategis Financial Consulting normally relies primarily upon the capitalization of projected net cash flow, or "discounted cash flow" approach, to estimate total value. Strategis Financial Consulting generally favors discounted cash flow methodology because it considers the broadest range of factors that will affect both the present and future income, and therefore value, of a cable television system. Accordingly, Strategis Financial Consulting usually gives greater consideration to the discounted cash flow methods in its final judgment concerning the fair market value of a cable television system.

     Strategis Financial Consulting has prepared two discounted cash flow valuations for the System, one which analyzes the projected return on equity and one which analyzes the projected return on investment. Strategis Financial Consulting also has considered the second general methodology listed above, i.e., capitalization of operating profit, in conducting its valuation of the System. The methodologies are described in

Parts V-B and V-C of this report. The values for the overall fair market value of the System are presented in Exhibit A.

     The remaining methods listed above, although widely used in other industries, generally are inappropriate for valuing cable television systems. Dividend capitalization, based upon actual dividends or capacity, usually is irrelevant since few publicly-traded cable companies pay dividends and earnings (which should be reflective of a dividend capacity) are not reflective of the capacity to generate operating income. A comparison of market price-to-book equity also is not valid usually since book equity varies widely from one company to another as to how much intangible and tangible value is reflected on the books. Finally, an analysis of price-earnings multiples generally is not appropriate because they also vary widely within the industry and are not representative of the financial position of most cable systems.

     B.   DISCOUNTED CASH FLOW METHODOLOGY

     Strategis Financial Consulting has generated two discounted cash flow models to arrive at a total System value. The return-on-equity model is based upon a hypothetical purchase price that would achieve a target after-tax return on equity based on the present value of the projected net cash flows. The return-on-investment model measures the net present value of the projected pre-tax operating cash flows, less capital expenditures, plus the residual value of the System, that represent the return on total investment.

     Both the return-on-equity and return-on-investment methods are dependent upon projections of the System's future net cash flow and residual value and on selection of an appropriate discount rate. Strategis Financial Consulting's calculations are based on detailed projections of a variety of factors which will affect future cash flow including housing growth, plant mileage, basic and pay subscriber growth, subscriber rates, operating expenditures, and capital expenditures. The projections and assumptions used in Strategis Financial Consulting's discounted cash flow models are set forth in Exhibits E, F, G, and
H. Exhibit E provides details of Strategis Financial Consulting's projections for plant mileage, housing, and subscriber growth. Exhibit F shows the rates subscribers were charged at the time of the appraisal for various services and Strategis Financial Consulting's projections for future growth. Exhibit G lists revenues and operating expenses for all years throughout the projection period, and Exhibit H details capital expenditures anticipated for the System. In addition, Exhibit J includes miscellaneous assumptions such as the average remaining life of the franchises under which the System operates, tax rates, the net fair market value of beginning tangible assets, the breakdown between debt and equity and the interest rate anticipated on the debt, and the multiples and discount rates used in the various appraisal methods. Strategis Financial Consulting's determination and use of these factors is discussed further below.

     1.   Net Cash Flow/Return on Equity

     This method involves the use of multiple year projected operations for the System and a predetermined target after-tax return on equity for a hypothetical outside buyer. The seven-year projection period is based on the average remaining franchise life of the System. A complete discussion of the selection of the projection period is provided in Part V-B-3 of this report.

     Based on the use of typical debt-to-equity ratios and debt services, Strategis Financial Consulting has made certain assumptions concerning the capital structure that a "typical, prudent outside buyer" might experience as well as the probable interest rates that would be applicable in connection with any debt financing that might be incurred, as shown in Exhibit J. To calculate future cash flows, Strategis Financial Consulting has projected future subscribers, revenues, operating expenses, and capital expenditures. Strategis Financial Consulting has then tested various hypothetical purchase prices, i.e., potential fair market values, to determine a value that yields the desired return on equity, as shown in Exhibits C-1 and C-2.

     Using the return-on-equity model, Strategis Financial Consulting has generated low and high cash flow projections for the System shown in Exhibits B-1 and B-2. The difference between the two projections reflects the range of potential returns on equity that a buyer could reasonably expect to realize depending upon the initial purchase price paid for the System.

     2.   Net Cash Flow/Return On Investment

     This discounted cash flow method, similar to the preceding method, is used to measure the net present value of the pre-tax operating cash flow, less capital expenditures, plus the residual value of the System, that represent the return on the total investment rather than that which could result from an assumed purchase with a predetermined debt-to-equity ratio. To calculate future cash flows, Strategis Financial Consulting has used the same projections for future subscribers, revenues, operating expenses, and capital expenditures as in the return-on-equity method. The projected cash flows for the System, plus the last-year residual value of the System, less capital expenditures, are then discounted to their present value using an acceptable discount factor based on the weighted average cost of money, as shown in Exhibit J. Strategis Financial Consulting has used the return on investment model, like the return on equity model, to generate low and high values for the System. These values, shown in Exhibit D, represent the present value of the future pre-tax operating cash flows and reflect more conservative and more optimistic assumptions, respectively, as to the likely return on investment that the System will generate over time.

     3.   Cash Flow Projections

     There are many factors that affect the projections of a specific cable system's cash flow. With respect to the System, Strategis Financial Consulting has analyzed the franchise area, the costs incurred to meet franchise obligations, the length of the franchise period, the degree of competition, and the historic results of the System's operations. Strategis Financial Consulting also has examined factors that affect the industry, such as possibility of regulation, competitive threats, rapid technical changes, and the development of additional programming services. These factors have been incorporated into Strategis Financial Consulting's projections of the System's future cash flows.

     The most critical factors in the expected cash flow of a specific cable system are the opportunities for growth in the territory in which it operates, i.e., its franchise area and the duration of the franchise. In making its cash flow projections, Strategis Financial Consulting has carefully reviewed the demographics of counties represented in the service area. Demographic information was gathered from direct observation during Strategis Financial Consulting's onsite visit, discussion with System management, Marketing Statistics' Demographics USA 1996, U.S. Census Bureau data, and information obtained from the local Chamber of Commerce.

     Strategis Financial Consulting also has reviewed information pertaining to the System's franchises in order to calculate their remaining life and made inquiries of System management personnel to ascertain any relevant terms that may affect the value of the System. Strategis Financial Consulting has calculated a weighted average remaining life of 6.3 years for the franchises.

     The projection period used for the cash flows normally is the weighted average remaining life of the franchises, except when the weighted life of the franchises falls below seven or exceeds ten years. When the franchise life falls below seven years, Strategis Financial Consulting uses a seven-year projection period, amortizing the franchises over fifteen years as mandated by the Internal Revenue Service (IRS). When the franchise life exceeds ten years, a ten-year projection period is used, with the franchises amortized over fifteen years. Strategis Financial Consulting believes that the cash flows realized from a projection period less than seven years generally are not reflective of the value of a system than an investor would consider when utilizing discounted cash flow methodology. Strategis Financial Consulting also believes that the operating income resulting from income and expense projections beyond ten years is increasingly uncertain and might produce less accurate values for the System.

     Strategis Financial Consulting's cash flow projections are also based in part on historical operating data such as subscriber rates, the ratio of subscribers to homes passed, and the age and condition of the System's distribution plant. Strategis Financial Consulting also has relied on information provided by System management personnel, discussions with System personnel, and Strategis Financial Consulting's familiarity with typical industry expenses and operating trends to project the future financial performance of the System. As shown in Exhibits E through H, Strategis Financial Consulting has projected increases in the number of basic and pay subscribers, projected changes in service rates, and estimated expenditures for future installation of cable plant and other future capital requirements.

     4.   Residual Value

     Under both the return-on-equity and the return-on-investment approaches, Strategis Financial Consulting has calculated a residual value for the System following the seven-year projection period. The residual represents the anticipated value of the System at the end of the projection period. This value is added to the System's cash flow stream in the final year of the projection period and then discounted back to present value.

     The residual is calculated as a multiple of the projected annual net cash flow in the final year of the discounted cash flow analysis. The multiple used reflects the degree of likelihood that the System will have significant future income, and therefore value, at the end of the projection period. If the franchise is likely to be renewed on the same terms as the current franchise, and if there is a realistic expectation of continued growth in income, a higher multiple will be applied. On the other hand, if the franchise is not likely to be renewed, or is renewed on terms and conditions significantly different from the current franchise, or if competitive or technological factors jeopardize the operator's future income, a lower multiple is appropriate.

     Based on its experience and familiarity with the cable industry, and its analysis of the System, Strategis Financial Consulting has calculated the System's residual value using seventh-year cash flow times a multiple of 9.0, as shown in Exhibit J. This multiple reflects Strategis Financial Consulting's view that the System is likely to have significant value in seven years, but that certain unknowns and uncertainties must be factored into the multiple nonetheless. Currently, the Cable Act of 1984 puts operators in a favorable position in that cable franchises are generally likely to be renewed. However, the 1984 Act provides no guarantee of renewal, and it is expected that the negotiation process required to obtain a renewal will result in new franchises that will be on terms significantly different and probably less favorable than current franchises. In addition, concerns about how re-regulation of the cable industry will affect the Act's renewal provisions could have the effect of reducing or eliminating the operator's expectation of renewal.

     5.   Discount Rates

     A critical component of both the return-on-equity and the return-on-investment approaches is the selection of the rate at which future cash flows are discounted to their present value. The discount rate represents the investor's expected return on capital, i.e., the rate of return that reasonably reflects the risk being undertaken by the investor.

     Considering the relative risk associated with the cable industry in comparison to other industries, and the risk associated with the System in particular, Strategis Financial Consulting has adopted a range of discount rates for its discounted cash flow methods. In the after-tax return-on-equity model, Strategis Financial Consulting has applied a discount rate of 14.0% for its low valuation, and a rate of 12.0% for its high valuation. In the pre-tax return-on-investment model, the low valuation discount rate is 16.6%, while the high valuation rate is 15.1%. The discount rates used in the two discounted cash flow methods are indicated on Exhibit A and summarized in Exhibit J.

     Strategis Financial Consulting has calculated the discount rate for the return-on-equity model by first establishing a risk-free rate of return (the current rate of return available on Treasury bills or Treasury bonds as of the valuation date) and then adding the historical premium for risk that the market has actually provided the holders of representative cable television stocks. This assumes that using such historical data will provide a reasonable guide to future return expectations after recognition for risk.

     The discount rate incorporates systematic risk, which is the sensitivity of the return on the subject investment to changes in the return for the market as a whole.

Strategis Financial Consulting also has considered in our selection of the discount rates unsystematic risk, which is any risk premium directly associated with the industry, particular company, or the subject system. Thus, internal risk factors, such as the possibility of competition, municipal and customer relations, rate structure, franchise stability, etc., have been examined in our selection of the discount rates.

     The discount rate used in the return-on-investment model is determined by the "band of investment" method. The rate is based on an average of the rate applicable to equity and the cost of debt weighted in the proportions that are utilized for the particular system.

     C.   DIRECT INCOME METHODOLOGY

     An alternative valuation method to the discounted cash flow method is the direct income method, in which the estimate of the cable system's value is based on current net operating income times a multiple selected by the appraiser. Strategis Financial Consulting has applied several alternative versions of this method to the System. In the first model, Strategis Financial Consulting used the System's actual annual net operating income for the 12-month period preceding the valuation date, whenever the appropriate data was available. When data was insufficient to ascertain the actual net operating income for the past full year, Strategis Financial Consulting estimated the past year's annual net operating income based on available financial information for the past several months. In the second, the System's current cash flow as of the appraisal date was annualized to create a "running rate" net operating income projection. In the third model, Strategis Financial Consulting used the System's projected net operating income for the twelve months following the appraisal date. The results of these models are set forth in Exhibit A.

     The multiples applied to each of these income figures are derived from a variety of cable industry data. First, Strategis Financial Consulting has looked at the income and stock value of several publicly traded cable companies as of the appraisal date. From this analysis, Strategis Financial Consulting has derived a range of multiples that it believes are applicable to privately held cable systems, which includes adjustments for control and marketability. Taking into account multiples derived from the sale of other cable television systems, Strategis Financial Consulting has arrived at a composite figure for each model. In the historical income model, Strategis Financial Consulting has applied a low multiple of 10 and a high multiple of 11. The running rate and projected income models use slightly lower multiples to account for the additional risk and uncertainty of using projections rather than historical data. The multiples used in each of the three direct income approaches are indicated in Exhibit A and summarized again in Exhibit J.

     D.   VALUE CONCLUSIONS

     The valuations yielded by each of the methods described above are shown in Exhibit A. In arriving at a final System valuation, Strategis Financial Consulting considered both discounted cash flow methods, i.e., the return-on-equity and return-on-investment methods, and the direct income methods. Based upon the foregoing analysis and a consideration of the various methods, Strategis Financial Consulting concludes that the fair market value of the System as a business enterprise as of December 31, 1997, was $140,059,000.

VI.  CONTINGENCIES AND LIMITING CONDITIONS


     Our conclusions as to the value of the System are based upon the following, which to the best of our knowledge and belief are reliable and sound:
     1. Information and data obtained during an onsite inspection by a representative of Strategis Financial Consulting of a representative portion of the System and communities served.
     2.   Personal and telephone interviews with the System's employees.
     3.   Selected documents including:
          a.  Various operating data and maps.
          b.  Miscellaneous internal data and documents.
     The following limiting conditions apply to the subject appraisal:
     1. Strategis Financial Consulting is under no obligation to update the appraisal to account for events or additional data subsequent to the appraisal date. The appraisal is based on laws and regulations in place as of December 31, 1997, and does not reflect subsequent changes, if any, in the relevant laws and regulations.
     2. Neither this report nor any portions thereof may be used for any purpose other than as stated herein nor may it be reproduced or excerpted without the prior written consent of Strategis Financial Consulting.
     3. No copies of this report will be furnished to entities other than the client without the client's specific permission or direction unless ordered by a court of competent jurisdiction.
     4. The comments and judgments of Strategis Financial Consulting as to the physical and terminal state of the cable system were made by representatives who are expert in valuing cable television assets but not by qualified cable television engineers. Consequently, readers should not rely on any statement made herein for any purpose other than those set forth in this appraisal.

     5. Strategis Financial Consulting did not consider, or factor into the appraisal, any impact on value that might be caused by the presence of toxic waste or hazardous material including electromagnetic radiation or other forms of radio frequency radiation.

VII. STATEMENT OF VALUE


     Strategis Financial Consulting certifies that a personal inspection of a representative portion of the communities and System was made by a qualified representative of this firm and that, to the best of our knowledge, the statements contained in this appraisal are correct and that the opinions stated are based on consideration of the relevant factors. In addition, neither Strategis Financial Consulting nor any of its representatives have any current interest or contemplated future interest in the entities appraised. In addition, the fee paid for this report by Jones Intercable, Inc. is in no way dependent on the values determined herein.

     Based on the various analyses, computations, and considerations discussed in this report, it is our professional judgment, subject to the assumptions and limitations stated in this report, that the range of values as stated in this report are true and correct. Therefore, it is the professional opinion of Strategis Financial Consulting that the fair market value of the Cable TV Fund 12-BCD Venture cable television system serving Palmdale and Lancaster, California as a business enterprise, as of December 31, 1997, free and clear of any encumbrances, is $140,059,000.


                      STRATEGIS FINANCIAL CONSULTING, INC.


                              /s/ Andrew R. Gefen
                     -------------------------------------
                              By:  Andrew R. Gefen
                                   President



                               February 20, 1998

VIII. QUALIFICATIONS


      A.   QUALIFICATIONS OF STRATEGIS FINANCIAL CONSULTING, INC.

      Strategis Financial Consulting, Inc. and its corporate parent, The Strategis Group (formerly Malarkey-Taylor Associates-EMCI), have served the communications industry for nearly 30 years specializing in the field of cable, cellular, paging, mobile radio, and broadcasting technologies. Our companies have completed thousands of projects for clients in the communications industry and in the financial and investment communities. Our organizations are composed of a multi-disciplinary team of professionals who combine academic training in accounting, finance, engineering, marketing, management, economics, and law with many years of experience solving problems for hundreds of clients in both the public and private sectors.

      A large portion of our financial, engineering, and managerial professionals' time is devoted to the appraisal of cable television systems, cellular telephone systems, paging systems, and broadcast stations. Since 1964, we have appraised hundreds of communications properties for purposes of financing, ownership transfers, property tax assessments, and estate planning and probating. Our appraisal experience has included independent fair market valuations and purchase price allocations, including valuation of both tangible assets and intangible assets such as franchises, licenses, subscriber lists, leases, and contracts. Strategis Financial has supplied expert testimony on cable, cellular, paging, and broadcast property values in court and other legal hearings.

    B.   QUALIFICATIONS OF ANDREW R. GEFEN


    Andrew R. Gefen is the President of Strategis Financial Consulting, Inc. He has provided valuation, financial, accounting and consulting services to numerous cellular telephone, cable television, broadcasting, and paging companies. Mr. Gefen is involved in the fair market valuation and asset appraisal of publicly and privately held cellular telephone systems, cable television systems, broadcast stations, paging systems, programming networks, and Multichannel Multipoint Distribution Service (MMDS) systems. He has valued over 100 cellular telephone systems and over 200 cable television systems with an aggregate value of over $3 billion.

    Mr. Gefen has provided expert testimony on the valuation of cellular telephone systems, MMDS systems, cable television systems, and paging systems. He has also assisted in the development of a statewide cellular telephone network, and provided consulting services to professional sports leagues, cable television programming networks, and U.S. Government agencies. His work has included valuation and due diligence projects in several countries in Europe and Latin America.

    He has acquired an in-depth knowledge of the values of cellular systems, cable television systems, broadcast stations, and paging systems, including their market characteristics, growth prospects, construction costs, operating cost structures, and other industry issues. Mr. Gefen has substantial experience in the tax issues arising from the purchase and sale of cable and broadcast properties. In addition, he has supported the taxpayer's values of tangible and intangible assets during Internal Revenue Service reviews.

    Mr. Gefen was previously with the communications consulting firm of Frazier, Gross & Kadlec, Washington, D.C., as the Manager of the Appraisal Group where he directed and participated in the asset appraisals of over 200 communications properties, primarily in the radio and television industry.


EXPERIENCE

President, Strategis Financial Consulting, Inc., Washington, D.C., 1988-present.

Business Analyst and Project Manager, American Management Systems, Arlington,
VA.

Planning Consultant, Panelvision Corporation, Pittsburgh, Pennsylvania.

Programmer and Chief Announcer, WBRU (FM), Providence, Rhode Island.

EDUCATION

M.S., Industrial Administration (M.B.A.), Carnegie-Mellon University, Pittsburgh, Pennsylvania.

B.A., Economics, Brown University, Providence, Rhode Island.

    C.    QUALIFICATIONS OF ELISABETH BOEHLER


    Elisabeth Boehler joined Strategis Financial Consulting, Inc. as a Consultant. She conducts financial analyses, financial modeling and research for the telecommunications industry. Ms. Boehler was previously a consultant in the telecommunications industry, providing marketing research and analysis to Internet and satellite communications providers as well as Regional Bell Operating Company and long distance carrier clients.

    Ms. Boehler has significant experience in financial analysis. While an analyst with the CBS Television Network in New York City, she prepared consolidated network income statements, cash forecasts and budgets, and performed variance and profitability analyses. While at GE Medical Systems Europe she conducted a financial and process audit of their multi-national lease portfolio.


EXPERIENCE

Analyst/Consultant, Weber and Associates, Sterling, VA, 1997.

Analyst, General Electric Medical Systems - Europe, Buc, France, 1994-1995.

Senior Financial Analyst, CBS Inc., New York, NY, 1991-1994.

Assistant Controller, Melhado, Flynn & Associates, New York, NY, 1990-1991.


EDUCATION

M.B.A., INSEAD, Fontainebleau, France.

B.S.M., Management, Tulane University, New Orleans, Louisiana


               CABLE TV FUND 12-BCD VENTURE                                                              EXHIBIT A
                                                                                                    -------------------
              PALMDALE/LANCASTER, CALIFORNIA
                 AS OF DECEMBER 31, 1997
----------------------------------------------------------

VALUATION METHODS
-----------------
                                                                                       LOW                 HIGH
                                                                                   ---------------  -------------------

I.    MULTIPLE OF PAST YEAR'S OPERATING INCOME
        OPERATING INCOME, PER BOOKS (12/31/97)                                       $ 13,574,648         $ 13,574,648
        VALUATION MULTIPLE                                                                   10.0                 11.0
                                                                                     ------------         ------------

        ESTIMATED FAIR MARKET VALUE                                                  $135,746,480         $149,321,128
                                                                                     ------------         ------------


II.   MULTIPLE OF "RUNNING RATE" OPERATING INCOME
        ESTIMATED OPERATING INCOME
            TOTAL CURRENT YEAR'S REVENUE                                             $ 30,715,440         $ 30,715,440
            OPERATING MARGIN, PER BOOKS (12/31/97)                                           45.4%                45.4%
                                                                                     ------------         ------------

        "RUNNING RATE" OPERATING INCOME                                                13,947,881           13,947,881
            VALUATION MULTIPLE                                                                9.5                 10.5
                                                                                     ------------         ------------

        ESTIMATED FAIR MARKET VALUE                                                  $132,504,873         $146,452,754
                                                                                     ------------         ------------


III.  MULTIPLE OF NEXT YEAR'S OPERATING INCOME
        OPERATING INCOME                                                             $ 15,112,833         $ 15,112,833
        VALUATION MULTIPLE                                                                    9.0                 10.0
                                                                                     ------------         ------------

        ESTIMATED FAIR MARKET VALUE                                                  $136,015,500         $151,128,333
                                                                                     ------------         ------------


IV.   DISCOUNTED CASH FLOW RETURN ON EQUITY
        TARGET RETURN ON EQUITY                                                              14.0%                12.0%
        ESTIMATED FAIR MARKET VALUE                                                  $134,773,634         $145,249,519
                                                                                     ------------         ------------


V.    DISCOUNTED CASH FLOW RETURN ON INVESTMENT
        TARGET RETURN ON INVSTMT                                                             16.6%                15.1%
        ESTIMATED FAIR MARKET VALUE                                                  $132,642,183         $142,642,182
                                                                                     ------------         ------------



SUMMARY OF VALUES
-----------------


I.     MULTIPLE OF PAST YEAR'S OPERATING INCOME                                      $135,746,480         $149,321,128
II.    MULTIPLE OF "RUNNING RATE" OPERATING INCOME                                    132,504,873          146,452,754
III.   MULTIPLE OF NEXT YEAR'S OPERATING INCOME                                       136,015,500          151,128,333
IV.   DISCOUNTED CASH FLOW RETURN ON EQUITY                                           134,773,634          145,249,519
V.    DISCOUNTED CASH FLOW RETURN ON INVESTMENT                                       132,642,183          142,642,182
                                                                                     ------------         ------------

RANGE OF ESTIMATED FAIR MARKET VALUES                                                $134,091,000         $146,027,000

ESTIMATED FAIR MARKET VALUE                                                                    $140,059,000
                                                                                               ============

------------------------------
 CABLE TV FUND 12-BCD VENTURE                                       EXHIBIT B
PALMDALE/LANCASTER, CALIFORNIA                                     LOW ANALYSIS
    AS OF DECEMBER 31, 1997                                        ------------
------------------------------

RETURN ON EQUITY METHOD

PROFIT AND LOSS - LOW VALUE
---------------------------


YEAR ENDING DECEMBER 31,               1998           1999           2000           2001
                                       ----           ----           ----           ----
REVENUES                          $  31,973,938  $  34,262,832  $  36,648,739  $  39,160,090
OPERATING EXPENSES                   16,861,105     17,741,776     18,734,945     19,948,909
                                   ------------   ------------   ------------   ------------
OPERATING INCOME                  $  15,112,833  $  16,521,056  $  17,913,794  $  19,211,181
  OPERATING MARGIN                         0.47           0.48           0.49           0.49
PARENT SERVICES/MGT FEE (5%)          1,598,697      1,713,142      1,832,437      1,958,005
FRANCHISE AMORTIZATION (15)           4,719,533      4,719,533      4,719,533      4,719,533
SUBSCRIBER LIST (7)                   3,612,714      3,612,714      3,612,714      3,612,714
NON-COMPETE COVENANTS (0)                     0              0              0              0
DEPRECIATION                          5,825,519     10,426,269      8,342,439      6,901,809
INTEREST                              6,570,012      6,570,012      6,570,012      6,157,774
                                   ------------   ------------   ------------   ------------
PRE-TAX INCOME                    $  (7,213,643) $ (10,520,615) $  (7,163,342) $  (4,138,655)
INCOME TAX (EXPENSE)/BENEFIT          2,452,639      3,577,009      2,435,536      1,407,143
                                   ------------   ------------   ------------   ------------
NET INCOME                        $  (4,761,004) $  (6,943,606) $  (4,727,806) $  (2,731,512)

SOURCES AND USES OF CASH
------------------------

SOURCES OF CASH -
PRE TAX INCOME                    $  (7,213,643) $ (10,520,615)  $ (7,163,342)  $ (4,138,655)
FRANCHISE AMORTIZATION (15)           4,719,533      4,719,533      4,719,533      4,719,533
SUBSCRIBER LIST (7)                   3,612,714      3,612,714      3,612,714      3,612,714
NON-COMPETE COVENANTS (0)                     0              0              0              0
DEPRECIATION                          5,825,519     10,426,269      8,342,439      6,901,809
EQUITY                               65,700,125
DEBT                                 65,700,125              0              0              0
RESIDUAL VALUE IN YEAR 7
                                   ------------   ------------   ------------   ------------
TOTAL SOURCES OF CASH             $ 138,344,374  $   8,237,902  $   9,511,345  $  11,095,402

USES OF CASH -
PURCHASE PRICE - CURRENT          $ 134,773,634
CAPITAL EXPENDITURES                  3,469,822      3,097,108      3,176,438      3,432,407
DEBT RETIREMENT                               0              0      4,122,380      4,534,618
TAXES PAID ON NET INCOME                      0              0              0              0
TAXES PAID ON SALE (RESIDUAL)
                                   ------------   ------------   ------------   ------------
TOTAL USES OF CASH                $ 138,243,456  $   3,097,108  $   7,298,818  $   7,967,025

ANNUAL CASH INCREASE/(DECREASE)   $     100,918  $   5,140,794  $   2,212,527  $   3,128,377
CUMULATIVE CASH                         100,918      5,241,711      7,454,238     10,582,615


YEAR ENDING DECEMBER 31,               2002           2003           2004          TOTAL
                                       ----           ----           ----          -----

REVENUES                          $  41,934,909  $  44,916,657  $  48,083,687  $ 276,980,852
OPERATING EXPENSES                   21,299,477     22,757,524     24,309,734    141,653,470
                                   ------------   ------------   ------------   ------------
OPERATING INCOME                  $  20,635,432  $  22,159,132  $  23,773,953  $ 135,327,382
  OPERATING MARGIN                         0.49           0.49           0.49
PARENT SERVICES/MGT FEE (5%)          2,096,745      2,245,833      2,404,184     13,849,043
FRANCHISE AMORTIZATION (15)           4,719,533      4,719,533      4,719,533     33,036,733
SUBSCRIBER LIST (7)                   3,612,714      3,612,714              0     21,676,286
NON-COMPETE COVENANTS (0)                     0              0              0              0
DEPRECIATION                          5,943,274      6,342,028      6,755,970     50,537,309
INTEREST                              5,704,313      5,205,505      4,656,816     41,434,445
                                   ------------   ------------   ------------   ------------
PRE-TAX INCOME                    $  (1,441,148) $      33,519  $   5,237,450  $ (25,206,433)
INCOME TAX (EXPENSE)/BENEFIT            489,990        (11,396)    (1,780,733)     8,570,187
                                   ------------   ------------   ------------   ------------
NET INCOME                        $    (951,157) $      22,123  $   3,456,717  $ (16,636,246)

SOURCES AND USES OF CASH
------------------------

SOURCES OF CASH -                 $  (1,441,148) $      33,519  $   5,237,450  $ (25,206,433)
PRE TAX INCOME                        4,719,533      4,719,533      4,719,533     33,036,733
FRANCHISE AMORTIZATION (15)           3,612,714      3,612,714              0     21,676,286
SUBSCRIBER LIST (7)                           0              0              0              0
NON-COMPETE COVENANTS (0)             5,943,274      6,342,028      6,755,970     50,537,309
DEPRECIATION                                                                      65,700,125
EQUITY                                        0              0              0     65,700,125
DEBT                                                              213,965,577    213,965,577
RESIDUAL VALUE IN YEAR 7
                                   ------------   ------------   ------------   ------------
TOTAL SOURCES OF CASH             $  12,834,373  $  14,707,795  $ 230,678,530  $ 425,409,721

USES OF CASH -
PURCHASE PRICE - CURRENT                                                       $ 134,773,634
CAPITAL EXPENDITURES                  3,637,853      3,786,689      3,941,802     24,542,120
DEBT RETIREMENT                       4,988,080      5,486,888     46,568,158     65,700,125
TAXES PAID ON NET INCOME                      0              0              0              0
TAXES PAID ON SALE (RESIDUAL)                                      45,795,864     45,795,864
                                   ------------   ------------   ------------   ------------
TOTAL USES OF CASH                $   8,625,933  $   9,273,577  $  96,305,824  $ 270,811,743

ANNUAL CASH INCREASE/(DECREASE)   $   4,208,440  $   5,434,218  $ 134,372,706  $ 154,597,979
CUMULATIVE CASH                      14,791,055     20,225,273    154,597,979

------------------------------
 CABLE TV FUND 12-BCD VENTURE                                        EXHIBIT B
PALMDALE/LANCASTER, CALIFORNIA                                     HIGH ANALYSIS
   AS OF DECEMBER 31, 1997                                         -------------
------------------------------

RETURN ON EQUITY METHOD

PROFIT AND LOSS - HIGH VALUE
----------------------------


  YEAR ENDING DECEMBER 31,             1998         1999        2000        2001        2002        2003         2004        TOTAL
                                       ----         ----        ----        ----        ----        ----         ----        -----
REVENUES                       $ 31,973,938 $ 34,262,832 $36,648,739 $39,160,090 $41,934,909 $44,916,657 $ 48,083,687 $276,980,852
OPERATING EXPENSES               16,861,105   17,741,776  18,734,945  19,948,909  21,299,477  22,757,524   24,309,734  141,653,470
                               ------------ ------------ ----------- ----------- ----------- ----------- ------------ ------------

OPERATING INCOME               $ 15,112,833 $ 16,521,056 $17,913,794 $19,211,181 $20,635,432 $22,159,132 $ 23,773,953 $135,327,382
  OPERATING MARGIN                     0.47         0.48        0.49        0.49        0.49        0.49         0.49
PARENT SERVICES/MGT FEE (5%)      1,598,697    1,713,142   1,832,437   1,958,005   2,096,745   2,245,833    2,404,184   13,849,043
FRANCHISE AMORTIZATION (15)       4,719,533    4,719,533   4,719,533   4,719,533   4,719,533   4,719,533    4,719,533   33,036,733
SUBSCRIBER LIST (7)               3,612,714    3,612,714   3,612,714   3,612,714   3,612,714   3,612,714            0   21,676,286
NON-COMPETE COVENANTS (0)                 0            0           0           0           0           0            0            0
DEPRECIATION                      5,825,519   10,426,269   8,342,439   6,901,809   5,943,274   6,342,028    6,755,970   50,537,309
INTEREST                          7,121,439    7,121,439   7,121,439   6,674,601   6,183,080   5,642,407    5,047,666   44,912,070
                               ------------ ------------ ----------- ----------- ----------- ----------- ------------ ------------

PRE-TAX INCOME                 $ (7,765,069)$(11,072,041)$(7,714,768)$(4,655,481)$(1,919,915)$  (403,383)$  4,846,600 $(28,684,058)
INCOME TAX (EXPENSE)/BENEFIT      2,640,124    3,764,494   2,623,021   1,582,864     652,771     137,150   (1,647,844)   9,752,580
                               ------------ ------------ ----------- ----------- ----------- ----------- ------------ ------------

NET INCOME                     $ (5,124,946)$ (7,307,547)$(5,091,747)$(3,072,618)$(1,267,144)$  (266,233)$  3,198,756 $(18,931,478)

SOURCES AND USES OF CASH
------------------------

SOURCES OF CASH -
PRE TAX INCOME                 $ (7,765,069)$(11,072,041)$(7,714,768)$(4,655,481)$(1,919,915)$  (403,383)$  4,846,600 $(28,684,058)
FRANCHISE AMORTIZATION (15)       4,719,533    4,719,533   4,719,533   4,719,533   4,719,533   4,719,533    4,719,533   33,036,733
SUBSCRIBER LIST (7)               3,612,714    3,612,714   3,612,714   3,612,714   3,612,714   3,612,714            0   21,676,286
NON-COMPETE COVENANTS (0)                 0            0           0           0           0           0            0            0
DEPRECIATION                      5,825,519   10,426,269   8,342,439   6,901,809   5,943,274   6,342,028    6,755,970   50,537,309
EQUITY                           71,214,387                                                                             71,214,387
DEBT                             71,214,387            0           0           0           0           0            0   71,214,387
RESIDUAL VALUE IN YEAR 7                                                                                  213,965,577  213,965,577
                               ------------ ------------ ----------- ----------- ----------- ----------- ------------ ------------

TOTAL SOURCES OF CASH          $148,821,471 $  7,686,476 $ 8,959,919 $10,578,575 $12,355,606 $14,270,893 $230,287,680 $432,960,620

USES OF CASH -
PURCHASE PRICE - CURRENT       $145,249,519                                                                           $145,249,519
CAPITAL EXPENDITURES              3,469,822    3,097,108   3,176,438   3,432,407   3,637,853   3,786,689    3,941,802   24,542,120
DEBT RETIREMENT                           0            0   4,468,375   4,915,212   5,406,734   5,947,407   50,476,659   71,214,387
TAXES PAID ON NET INCOME                  0            0           0           0           0           0            0            0
TAXES PAID ON SALE (RESIDUAL)                                                                              41,051,671   41,051,671
                               ------------ ------------ ----------- ----------- ----------- ----------- ------------ ------------

TOTAL USES OF CASH             $148,719,342 $  3,097,108 $ 7,644,813 $ 8,347,619 $ 9,044,587 $ 9,734,096 $ 95,470,132 $282,057,697

ANNUAL CASH INCREASE/
 (DECREASE)                    $    102,130 $  4,589,368 $ 1,315,106 $ 2,230,956 $ 3,311,019 $ 4,536,797 $134,817,548 $150,902,924
CUMULATIVE CASH                     102,130    4,691,497   6,006,603   8,237,559  11,548,578  16,085,376  150,902,924


  ------------------------------
   CABLE TV FUND 12-BCD VENTURE                                     EXHIBIT C
  PALMDALE/LANCASTER, CALIFORNIA                                   LOW ANALYSIS
      AS OF DECEMBER 31, 1997                                      ------------
  ------------------------------

RETURN ON EQUITY METHOD

DEBT AMORTIZATION - LOW VALUE
-----------------------------


TOTAL YEAR 1 CASH
 REQUIREMENTS       $131,400,250
YEAR 1 DEBT
 REQUIREMENTS         65,700,125
YEAR I EQUITY
 REQUIREMENTS         65,700,125




FINANCING AVAILABLE $ 88,235,212 $98,233,417 $107,386,866 $116,439,664 $124,872,675 $134,130,305 $144,034,361
UNUSED LEVERAGE       22,535,087  32,533,292   45,809,121   59,396,537   72,817,629   87,562,147  103,501,780

SENIOR DEBT:                1998        1999         2000         2001         2002         2003         2004       TOTAL
                            ----        ----         ----         ----         ----         ----         ----       -----
BEGINNING DEBT      $          0 $65,700,125  $65,700,125  $61,577,745  $57,043,126  $52,055,046  $46,568,158
DEBT ADDED            65,700,125           0            0            0            0            0            0  65,700,125
TOTAL ANNUAL PAYMENT   6,570,012   6,570,012   10,692,393   10,692,393   10,692,393   10,692,393   10,692,393  66,601,989
INTEREST               6,570,012   6,570,012    6,570,012    6,157,774    5,704,313    5,205,505    4,656,816  41,434,445
PRINCIPAL REPAYMENT            0           0    4,122,380    4,534,618    4,988,080    5,486,888    6,035,577  25,167,544
ENDING BALANCE        65,700,125  65,700,125   61,577,745   57,043,126   52,055,046   46,568,158   40,532,581

LINE OF CREDIT:

BEGINNING DEBT      $          0 $         0 $          0  $         0  $         0  $         0   $        0 $         0
BORROWINGS                     0           0            0            0            0            0            0           0
PRINCIPAL PAYMENTS             0           0            0            0            0            0            0           0
INTEREST                       0           0            0            0            0            0            0           0

SENIOR DEBT COVERAGE         4.3         4.0          3.4          3.0          2.5          2.1          1.7
LOC DEBT COVERAGE            0.0         0.0          0.0          0.0          0.0          0.0          0.0
TOTAL DEBT COVERAGE          4.3         4.0          3.4          3.0          2.5          2.1          1.7

-------------------------------
  CABLE TV FUND 12-BCD VENTURE
 PALMDALE/LANCASTER, CALIFORNIA                               EXHIBIT C
    AS OF DECEMBER 31, 1997                                  HIGH ANALYSIS
-------------------------------                              -------------

RETURN ON EQUITY METHOD

DEBT AMORTIZATION - HIGH VALUE
------------------------------
TOTAL YEAR 1 CASH           $142,428,774
 REQUIREMENTS
YEAR 1 DEBT REQUIREMENTS      71,214,387
YEAR 1 EQUITY REQUIREMENTS    71,214,387

FINANCING AVAILABLE         $101,809,860 $113,346,250 $123,907,922 $134,353,458 $144,083,856 $154,765,737 $166,193,493
UNUSED LEVERAGE               30,595,473   42,131,863   57,161,910   72,522,658   87,659,790  104,289,077  122,258,982

SENIOR:                             1998         1999         200O         2001         2002         2O03         2004       TOTAL
                                    ----         ----         ----         ----         ----         ----         ----       -----
BEGINNING DEBT              $          0 $ 71,214,387 $ 71,214,387 $ 66,746,012 $ 61,830,800 $ 56,424,066 $ 50,476,659
DEBT ADDED                    71,214,387            0            0            0            0            0            0 $71,214,387
TOTAL ANNUAL PAYMENTS          7,121,439    7,121,439   11,589,813   11,589,813   11,589,813   11,589,813   11,589,813  72,191,945
INTEREST                       7,121,439    7,121,439    7,121,439    6,674,601    6,183,080    5,642,407    5,047,666  44,912,070
PRINCIPAL REPAYMENT                    0            0    4,468,375    4,915,212    5,406,734    5,947,407    6,542,148  27,279,875
ENDING BALANCE                71,214,387   71,214,387   66,746,012   61,830,800   56,424,066   50,476,659   43,934,512

LINE OF CREDIT:

BEGINNING DEBT              $          0 $          0 $          0 $          0 $          0 $          0 $          0 $         0
BORROWINGS                             0            0            0            0            0            0            0           0
PRINCIPAL PAYMENTS                     0            0            0            0            0            0            0           0
INTEREST                               0            0            0            0            0            0            0           0

SENIOR DEBT COVERAGE                 4.7          4.3          3.7          3.2          2.7          2.3          1.8
LOC DEBT COVERAGE                    0.0          0.0          0.0          0.0          0.0          0.0          0.0
TOTAL DEBT COVERAGE                  4.7          4.3          3.7          3.2          2.7          2.3          1.8

------------------------------
 CABLE TV FUND 12-BCD VENTURE                                         EXHIBIT D
PALMDALE/LANCASTER, CALIFORNIA                                        ---------
   AS OF DECEMBER 31, 1997
------------------------------

RETURN ON INVESTMENT METHOD

PROFIT AND LOSS
---------------


  YEAR ENDING DECEMBER 31,       1998         1999         2000         2001         2002         2003        2004         TOTAL
                                 ----         ----         ----         ----         ----         ----        ----         -----
REVENUES                    $ 31,973,938  $ 34,262,832  $36,648,739  $39,160,090  $41,934,909  $44,916,657 $ 48,083,687 $276,980,852
OPERATING EXPENSES            16,861,105    17,741,776   18,734,945   19,948,909   21,299,477   22,757,524   24,309,734  141,653,140
                            ------------  ------------  -----------  -----------  -----------  ----------- ------------ ------------

OPERATING INCOME              15,112,833    16,521,056   17,913,794   19,211,181   20,635,432   22,159,132   23,773,953  135,327,382
  PLUS RESIDUAL VALUE                                                                                       213,965,577  213,965,577
  LESS CAPITAL EXPENDITURES    3,469,822     3,097,108    3,176,438    3,432,407    3,637,853    3,786,689    3,941,802   24,542,120
                            ------------  ------------  -----------  -----------  -----------  ----------- ------------ ------------

TOTAL CASH FLOW             $ 11,643,011  $ 13,423,948  $14,737,356  $15,778,774  $16,997,578  $18,372,444 $233,797,728 $324,750,839

NET PRESENT VALUE @ 16.6%   $132,642,183
                            ------------

NET PRESENT VALUE @ 15.1%   $142,642,182
                            ------------

------------------------------
 CABLE TV FUND 12-BCD VENTURE                                          EXHIBIT E
PALMDALE/LANCASTER, CALIFORNIA                                         ---------
    AS OF DECEMBER 31, 1997
------------------------------

CABLE TELEVISION SUBSCRIBERS


YEAR ENDING DECEMBER 31,                 1998           1999          2000          2001          2002           2003         2004
                                         ----           ----          ----          ----          ----           ----         ----
BEGINNING MILES                        1,096.7
MILES ADDED                               14.5           15.9          18.6          21.3           23.0           23.4        21.8
CUMULATIVE MILES                       1,111.2        1,127.1       1,145.6       1,167.0        1,189.9        1,213.3     1,237.1
DENSITY OF ADDITIONAL PLANT                 73             73            73            73             73             73          73

HOMES PASSED - BEGINNING                88,035
NEW HOMES & EXTENSIONS                   1,056          1,158         1,354         1,557          1,677          1,707       1,738
HOMES PASSED - ENDING                   89,091         90,250        91,603        93,161         94,838         96,545      98,262
GROWTH IN HOMES                           1.2%           1.3%          1.5%          1.7%           1.8%           1.8%        1.8%

BASIC - BEGINNING SUBSCRIBERS           63,527         65,180        66,930        68,392         70,021         71,755      73,529
 AVERAGE SUBSCRIBERS                    64,354         66,055        67,661        69,206         70,888         72,642      74,437
 ENDING SUBSCRIBERS                     65,180         66,930        68,392        70,021         71,755         73,529      75,344
 PENETRATION                             73.2%          74.2%         74.7%         75.2%          75.7%          76.2%       76.7%

EXPANDED BASIC - BEGINNING              56,647         58,121        59,682        60,985         62,437         63,984      65,566
 AVERAGE SUBSCRIBERS                    57,384         58,901        60,333        61,711         63,211         64,775      66,375
 ENDING SUBSCRIBERS                     58,121         59,682        60,985        62,437         63,984         65,566      67,185
 PENETRATION                             89.2%          89.2%         89.2%         89.2%          89.2%          89.2%       89.2%

PAY TV - BEGINNING UNITS                42,733         41,238        43,014        43,612         44,300         45,398      46,520
 AVERAGE UNITS                          41,985         42,126        43,313        43,956         44,849         45,959      47,094
 ENDING UNITS                           41,238         43,014        43,612        44,300         45,398         46,520      47,668
 PENETRATION                             63.3%          64.3%         63.8%         63.3%          63.3%          63.3%       63.3%

PAY PER VIEW - BEGINNING UNITS/MO        6,668          8,162         9,934        11,819         14,367         17,160      20,200
 AVERAGE UNITS                           7,415          9,048        10,876        13,093         15,763         18,680      21,849
 ENDING UNITS                            8,162          9,934        11,819        14,367         17,160         20,200      23,499
 AVERAGE BUY RATE/MO                     20.3%          23.3%         26.3%         30.3%          34.3%          38.3%       42.3%

CONVERTER RENTALS - BEGINNING           55,218         57,307        59,515        61,498         63,663         65,599      67,589
 AVERAGE SUBSCRIBERS                    56,262         58,411        60,507        62,581         64,631         66,594      68,611
 ENDING SUBSCRIBERS                     57,307         59,515        61,498        63,663         65,599         67,589      69,634
 PENETRATION                             87.9%          88.9%         89.9%         90.9%          91.4%          91.9%       92.4%

ADDRESSABLE HOMES                       38,619         40,276        42,696        44,996         47,468         50,079      52,788
 AVERAGE HOMES                          39,447         41,486        43,846        46,232         48,773         51,433      54,193
 ENDING HOMES                           40,276         42,696        44,996        47,468         50,079         52,788      55,598
 PENETRATION                             61.8%          63.8%         65.8%         67.8%          69.8%          71.8%       73.8%

BASIC CHURN RATE                           39%            39%           39%           39%            39%            39%         39%

-------------------------------
 CABLE TV FUND 12-BCD VENTURE                                         EXHIBIT F
PALMOALE/LANCASTER, CALIFORNIA                                        ---------
    AS OF DECEMBER 31, 1997
-------------------------------

SERVICE RATES
-------------

CURRENT RATES
-------------

BASIC                             $13.72
EXPANDED BASIC                     12.26
PAY                                 6.46
PAY PER VIEW                       11.12
CONVERTER RENTALS                   1.99
INSTALLATIONS-NEW                  34.85
INSTALLATIONS-CHURN                25.39


  YEAR ENDING DECEMBER 31,                     1998        1999        2000        2001        2002      2003       2004
                                               ----        ----        ----        ----        ----      ----       ----
PERCENTAGE RATE INCREASES
-------------------------

BASIC                                            4%         4%          3%          3%          3%        3%         3%
EXPANDED BASIC                                   4%         4%          3%          3%          3%        3%         3%
PAY                                              5%         1%          1%          1%          1%        1%         1%
PAY PER VIEW                                     0%         3%          3%          3%          3%        3%         3%
CONVERTER RENTALS                                0%         3%          3%          3%          3%        3%         3%
INSTALLATIONS-NEW                                0%         3%          3%          3%          3%        3%         3%
INSTALLATIONS-CHURN                              0%         3%          3%          3%          3%        3%         3%

AVERAGE RATES
-------------

BASIC                                       $14.28     $14.79      $15.23      $15.69      $16.16    $16.65     $17.14
EXPANDED BASIC                               12.80      13.26       13.66       14.07       14.49     14.93      15.37
PAY                                           6.75       6.81        6.88        6.95        7.02      7.09       7.16
PAY PER VIEW                                 11.12      11.46       11.80       12.15       12.52     12.89      13.28
CONVERTERS RENTALS                            1.99       2.05        2.11        2.17        2.24      2.30       2.37
INSTALLATIONS-NEW                            34.85      35.90       36.97       38.08       39.23     40.40      41.62
INSTALLATIONS-CHURN                          25.39      26.15       26.94       27.74       28.58     29.43      30.32

------------------------------
 CABLE TV FUND 12-BCD VENTURE                                         EXHIBIT G
PALMDALE/LANCASTER, CALIFORNIA                                        ---------
   AS OF DECEMBER 31, 1997
------------------------------


YEAR ENDING DECEMBER 31,      1998         1999         2000         2001         2002         2003         2004         TOTAL
                              ----         ----         ----         ----         ----         ----         ----         -----
REVENUES:
BASIC                     $11,028,024  $11,722,798  $12,368,031  $13,030,002  $13,746,992  $14,509,839  $15,314,354  $ 91,720,039
EXPANDED BASIC              8,811,455    9,373,445    9,889,368   10,418,674   10,991,972   11,601,938   12,245,221    73,332,074
PAY TV                      3,399,201    3,444,693    3,577,172    3,666,577    3,778,466    3,910,701    4,047,388    25,824,199
PAY PER VIEW                  989,752    1,243,927    1,540,129    1,909,626    2,368,132    2,890,480    3,482,338    14,424,384
CONVERTER RENTALS           1,341,675    1,434,692    1,530,755    1,630,728    1,734,676    1,840,978    1,953,650    11,467,154
INSTALLATIONS                 625,075      662,559      688,032      729,419      771,905      814,624      859,672     5,151,286
COMMERCIAL                    645,200      664,556      684,493      705,028      726,179      747,964      770,403     4,943,824
ADVERTISING                 3,116,541    3,584,022    4,121,625    4,698,653    5,309,477    5,946,615    6,600,742    33,377,674
MISCELLANEOUS               2,017,015    2,132,140    2,249,133    2,371,383    2,507,109    2,653,518    2,809,918    16,740,218
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------   -----------
TOTAL REVENUES            $31,973,938  $34,262,832  $36,648,739  $39,160,090  $41,934,909  $44,916,657  $48,083,687  $276,980,852

OPERATING EXPENSES
OPERATIONS                $ 4,284,146  $ 4,532,068  $ 4,794,870  $ 5,070,678  $ 5,371,867  $ 5,693,215  $ 6,032,802  $ 35,779,647
GENERAL & ADMINISTRATIVE    3,540,936    3,715,842    3,895,335    4,080,874    4,280,614    4,492,201    4,714,658    28,720,460
SALES & MARKETING           1,854,587    2,055,240    2,277,689    2,517,063    2,771,122    3,036,695    3,310,819    17,823,214
PROGRAMMING                 7,181,435    7,438,626    7,767,051    8,280,294    8,875,874    9,535,414   10,251,455    59,330,149
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------   -----------
TOTAL OPERATING EXPENSES  $16,861,105  $17,741,776  $18,734,945  $19,948,909  $21,299,477  $22,757,524  $24,309,734  $141,653,470
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------   -----------

OPERATING INCOME          $15,112,833  $16,521,056  $17,913,794  $19,211,181  $20,635,432  $22,159,132  $23,773,953  $135,327,382
OPERATING MARGIN                47.3%        48.2%        48.9%        49.1%        49.2%        49.3%        49.4%
TOTAL REVENUE/BASIC
  SUB/MONTH               $     41.40  $     43.23  $     45.14  $     47.15  $     49.30  $     51.53  $     53.83
CASH FLOW/BASIC
  SUB/MONTH               $     19.57  $     20.84  $     22.06  $     21.13  $     24.26  $     25.42  $     26.62
OPERATIONS % OF REVENUE           13%          13%          13%          13%          13%          13%          13%
G & A PERCENTAGE OF
  REVENUE                         11%          11%          11%          10%          10%          10%          10%
SALES & MARKETING % OF
  REVENUE                          6%           6%           6%           6%           7%           7%           7%
PROGRAMMING % OF REVENUE          22%          22%          21%          21%          21%          21%          21%

------------------------------
 CABLE TV FUND 12-BCD VENTURE                                        EXHIBIT H
PALMDALE/LANCASTER, CALIFORNIA
   AS OF DECEMBER 31, 1997
------------------------------

CAPITAL EXPENDITURES
--------------------


  YEAR ENDING DECEMBER 31,               1998        1999        2000        2001        2002        2003        2004        TOTAL
                                         ----        ----        ----        ----        ----        ----        ----        -----
ASSUMPTIONS AND INPUTS
----------------------
BV OF EXISTING PLANT              $37,296,583
ADDITIONAL MILES OF PLANT                14.5        15.9        18.6        21.3        23.0        23.4        23.8
AERIAL PLANT PER MILE             $    32,966  $   33,625  $   34,298  $   34,984  $   35,683  $   36,397  $   37,125
UNDERGROUND PLANT PER MILE        $    39,607  $   40,399  $   41,207  $   42,031  $   42,872  $   43,729  $   44,604
PERCENTAGE OF PLANT AERIAL                  0%          0%          0%          0%          0%          0%          0%
PERCENTAGE OF PLANT UNDERGROUND           100%        100%        100%        100%        100%        100%        100%
AVERAGE COST PER CONVERTER        $       152  $      155  $      158  $      161  $      165  $      168  $      171
PERCENTAGE CONVERTER USE                   88%         89%         90%         91%         91%         92%         92%
PERCENTAGE REPLACEMENT                      8%          5%          4%          4%          4%          4%          4%
INSTALLATION COST PER SUBSCRIBER  $        35  $       36  $       36  $       37  $       38  $       39  $       39
MISC CAPITAL PER SUBSCRIBER       $         5  $        5  $        5  $        5  $        5  $        6  $        6
INFLATION FACTOR FOR CAPITALS               0%          2%          2%          2%          2%          2%          2%         113%

ANNUAL COSTS
------------

PLANT ADDITIONS - AERIAL          $         0  $        0  $        0  $        0  $        0  $        0  $        0  $         0
                - UNDERGROUND         573,379     641,187     764,437     896,945     985,169   1,022,960   1,062,200    5,946,276
PLANT REBUILD/UPGRADE                 750,000     459,000     468,180     477,544     487,094     496,836     506,773    3,645,428
AVERAGE COST OF NEW CONVERTERS        220,937     241,237     207,893     238,828     260,901     273,708     287,128    1,730,633
CONVERTER REPLACEMENT                 679,176     449,295     380,701     401,210     421,282     442,761     465,301    3,239,726
INSTALLATION COSTS                    924,562     969,508   1,003,253   1,050,669   1,099,750   1,149,409   1,201,260    7,398,413
MISC, CAPITAL EXPENDITURES            321,768     336,881     351,973     367,211     383,656     40l,014     419,140    2,581,644
                                  -----------  ----------  ----------  ----------  ----------  ----------  ----------  -----------

TOTAL CAPITAL EXPENDITURES        $ 3,469,822  $3,097,108  $3,176,438  $3,432,407  $3,637,853  $3,786,689  $3,941,802  $24,542,120

AS A % OF OPERATING INCOME               23.0%       18.7%       17.7%       17.9%       17.6%       17.1%       16.6%

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

------------------------------
 CABLE TV FUND 12-BCD VENTURE                                         EXHIBIT I
PALMDALE/LANCASTER. CALIFORNIA                                        ---------
   AS OF DECEMBER 31,1997
------------------------------

DEPRECIATION
------------

                                     YEAR 1        YEAR 2      YEAR 3       YEAR 4        YEAR 5       YEAR 6    YEAR 7
                                     ------        ------      ------       ------        ------       ------    ------
ESTIMATED DEPRECIATION RATES          14.3%         24.5%       17.5%        12.5%          8.9%         8.9%      8.9%

DEPRECIATION - BEG. & ADTNS           1998          1999        2000         2001          2002         2003      2004        TOTAL
                                      ----          ----        ----         ----          ----         ----      ----        -----
  YEAR 1                       $ 5,825,519   $ 9,983,693  $7,130,044   $5,091,724    $3,640,440   $3,636,363 $3,640,440 $38,948,224
  YEAR 2                                         442,577     758,482      541,684       386,829      276,572    276,262   2,682,406
  YEAR 3                                                     453,913      777,910       555,559      396,737    283,656   2,467,775
  YEAR 4                                                                  490,491       840,596      600,328    428,708   2,360,123
  YEAR 5                                                                                519,849      890,910    636,261   2,047,020
  YEAR 6                                                                                             541,118    927,360   1,468,478
  YEAR 7                                                                                                        563,284     563,284
                               -----------   -----------  ----------   ----------    ----------   ---------- ---------- -----------
TOTAL DEPRECIATION             $ 5,825,519   $10,426,269  $8,342,439   $6,901,809    $5,943,274   $6,342,028 $6,755,970 $50,537,309


            CABLE TV FUND 12-BCD VENTURE                                                EXHIBIT J
                                                                                      -------------
           PALMDALE/LANCASTER, CALIFORNIA
              AS OF DECEMBER 31, 1997

ASSUMPTIONS AND INPUTS
----------------------
REMAINING LIFE OF FRANCHISES (YEARS)                                                             6
AVERAGE SUBSCRIBER LIFE (YEARS)                                                                  7
INCOME TAX RATE                                                                                 34%
CAPITAL GAIN RATE                                                                               34%
NET FMV OF EXISTING ASSETS                                                             $37,296,583
SUBSCRIBERS IN FRANCHISES                                                                      100%


                                                                           LOW            HIGH
                                                                           ANALYSIS       ANALYSIS
                                                                           --------    -----------

DEBT PERCENTAGE                                                                  50%            50%
EQUITY PERCENTAGE                                                                50%            50%
RESIDUAL MULTIPLE (ROE & ROI)                                                   9.0            9.0
MULT OF PAST YEAR'S OPERATING INCOME                                           10.0           11.0
MULT OF CURRENT YEAR'S OPERATING  INCOME                                        9.5           10.5
MULT OF NEXT YEAR'S OPERATING INCOME                                            9.0           10.0
TARGET RETURN ON EQUITY                                                        14.0%          12.0%
TARGET RETURN ON INVESTMENT                                                    16.6%          15.1%


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